Exhibit 10.3
LEASE AGREEMENT
     THIS “LEASE”, dated May 16, 2005, between JOHN ARRILLAGA, Trustee, or his Successor Trustee, UTA dated 7/20/77 (JOHN ARRILLAGA SURVIVOR’S TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee, UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, hereinafter called Landlord, and GENITOPE CORPORATION, a Delaware corporation, hereinafter called Tenant, is entered into on the Execution Date.
WITNESSETH:
     Landlord hereby leases to Tenant and Tenant hereby leases and takes from Landlord those certain premises (the “Premises”) outlined in Red on Exhibit A, attached hereto and incorporated herein by this reference thereto more particularly described as follows:
All of that certain 109,786+ square foot, two-story building (“Building”) located at 6800 Dumbarton Circle, Fremont, California 94555 (a.k.a. the “Building 6 Lease”). Said Building is more particularly shown within the area outlined in Red on Exhibit A attached hereto. The entire Parcel, of which the Premises is a part, and exclusive parking appurtenant thereto, is shown within the area outlined in Green on Exhibit A attached. The Premises shall be further improved by Tenant pursuant to the Construction Agreement of even date herewith, a copy of which is attached hereto as Exhibit C (the “Construction Agreement”), and subject to Paragraph 6 (“As-Is Basis”), is leased on an “as-is” basis and in the configuration as shown in Red on Exhibit B-1 attached hereto; Exhibit B-1 which reflects the current shell plan shall be replaced with Exhibit B, which will reflect the interior configuration and shall be attached hereto as Exhibit B once said Exhibit B is completed by Tenant and approved by Landlord in accordance with the terms of the Construction Agreement.
     The word “Premises” as used throughout this Lease includes the Building, Parcel and the nonexclusive use of landscaped areas, sidewalks and driveways in front of or adjacent to the Premises, and the nonexclusive use of the area directly underneath or over such sidewalks and driveways. The gross leasable area of the Building shall be measured from outside of exterior walls to outside of exterior walls. The actual size of the Building is 111,465 ± square feet including any atriums, covered entrances or egresses and covered Building loading areas, but not including any potential bridge between the Building 6 and the adjacent Building 5.
     Said letting and hiring is upon and subject to the terms, covenants and conditions hereinafter set forth and Tenant covenants as a material part of the consideration for this Lease to perform and observe each and all of said terms, covenants and conditions. This Lease is made upon the conditions of such performance and observance.
     1. USE. Tenant shall use the Premises only in conformance with applicable governmental laws, regulations, rules and ordinances for the purpose of general office, manufacturing, biology and tissue culture laboratory, wet laboratory, animal laboratory, research and development and storage uses necessary for Tenant to conduct Tenant’s business, provided that such approved uses shall be in accordance with all current and future applicable governmental laws and ordinances and zoning restrictions, and for no other purpose. Notwithstanding anything to the contrary herein, in no event shall any or all of the Premises be allowed, authorized and/or used for daycare and/or any other child care purpose and Tenant shall not do or permit to be done in or about the Premises nor bring or keep or permit to be brought or kept in or about the Premises anything which is prohibited by or will in any way increase the existing rate of (or otherwise affect) fire or any insurance covering the Premises or any part thereof, or any of its contents unless Tenant pays one hundred percent (100%) of said additional increase in said rate, or will cause a cancellation of any insurance covering the Premises or any part thereof, or any of its contents. Tenant shall not do or permit to be done anything in, on or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Premises or neighboring premises or injure them, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. No sale by auction shall be permitted on the Premises. Notwithstanding anything to the contrary herein, the sale by Tenant of a piece or pieces of equipment located within the Premises to a third party shall not be deemed an auction. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any harmful fluids or other materials in the drainage system of the Building, or overload electrical or other mechanical systems. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Building, except in trash containers placed inside exterior
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enclosures designated by Landlord for that purpose or inside of the Building proper where reasonably designated by Landlord. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises except as functionally necessary as a result of the design of Tenant’s Interior Improvements as reasonably approved by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, reasonable attorneys’ fees, or liability arising out of failure of Tenant to comply with any applicable law for which Tenant is obligated to comply under the terms of this Lease. Tenant shall comply with any covenant, condition, or restriction (“CC&R’s”) affecting the Premises. Landlord has provided a copy of said CC&R’s to Tenant. The provisions of this paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any Tenant or occupant of the Premises.
     2. TERM.
          A. Scheduled Lease Term. Subject to Paragraphs 44 (“Lease Terms Co-Terminous”), 45 (“Cross Default”), 46 (“Two (2) Five (5) Year Options to Extend”) and 47 (“Option to Lease Adjacent Property”), the “Term” of this Lease shall be for a period of FIFTEEN (15) years, SIX (6) months and SIXTEEN (16) days (unless sooner terminated as hereinafter provided) and, subject to Paragraphs 2.B and 3, shall commence on the 16th day of May, 2005 (the “Commencement Date”) and end on the 30th day of November, 2020 (the “Termination Date”) (hereinafter referred to as “Initial Term”). Notwithstanding anything to the contrary herein, in no event shall the Lease Commencement Date be prior to May 16, 2005 unless the Premises are occupied by any of Tenant’s operating personnel prior to May 16, 2005, in which event the Lease Commencement Date shall be changed from the scheduled Commencement Date of May 16, 2005 to the earlier date that Tenant occupies the Premises.
          B. Tender of Possession. Possession of the Premises shall be tendered by Landlord to Tenant and the Term of the Lease shall commence on the earlier of May 16, 2005, or as otherwise agreed in writing.
     It is agreed in the event said Lease Term commences on a date other than the first day of the month the Term of the Lease will be extended to account for the number of days in the partial month. The Basic Rent during the resulting partial month will be pro-rated (for the number of days in the partial month) at the Basic Rent rate scheduled for the projected Commencement Date as shown in Paragraph 4.A.
     3. POSSESSION. Subject to the terms and conditions stated herein, if Landlord, for any reason whatsoever, cannot deliver possession of said Premises to Tenant at the scheduled Commencement Date, this Lease shall not be void or voidable; no obligation of Tenant shall be affected thereby; nor shall Landlord or Landlord’s agents be liable to Tenant for any loss or damage resulting therefrom; but in that event the commencement and termination dates of the Lease, and all other dates affected thereby shall be revised to conform to the date of Landlord’s delivery of possession, as specified in Paragraph 2.B above. The above is, however, subject to the provision that the period of delay of delivery of the Premises shall not exceed thirty (30) days from the latter of (i) the scheduled Commencement Date or (ii) the date this Lease is executed by all parties hereto (except those delays caused by Tenant, Acts of God, strikes, war, utilities, governmental bodies, weather, unavailable materials, and delays beyond Landlord’s control (“Force Majeure Delays) shall be excluded in calculating such period) in which instance Tenant, at its option, may, by written notice to Landlord, terminate this Lease; provided Tenant submits said notice to Landlord prior to the expiration of said thirty (30) day period as extended by Force Majeure Delays.
     4. RENT.
          A. Basic Rent. Subject to potential modification in the Lease Term as provided for in Paragraphs 44 (“Lease Terms Co-Terminous”), 45 (“Cross Default”), 46 (“Two (2) Five (5) Year Options to Extend”) and 47 (“Option to Lease Adjacent Property”), subject to Paragraphs 23 (“Destruction”) and 24 (“Eminent Domain”), Tenant agrees to pay to Landlord at such place as Landlord may designate without deduction, offset, prior notice, or demand, and Landlord agrees to accept as Basic Rent for the Premises the total sum of FIFTY-SEVEN MILLION SEVEN HUNDRED TEN THOUSAND FIVE HUNDRED EIGHTY-EIGHT AND 71/100 DOLLARS ($57,710,588.71) (the “Aggregate Basic Rent”) in lawful money of the United States of America, payable as follows:
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     Basic Rent Abatement. From the Commencement Date through November 15, 2005 (the “Basic Rent Abatement Period”), the monthly Basic Rent of $257,997.10 shall be abated and no Basic Rent will be due (the “Basic Rent Abatement”) during the Basic Rent Abatement Period; and no Additional Rent (as defined in Paragraph 4.D (“Rent: Additional Rent”) below) will be due during said Basic Rent Abatement Period, except, however, Tenant will be responsible for all (i) supplemental Taxes relating to the Interior Improvements and the Other Tenant Improvements made by Tenant pursuant to the Construction Agreement, and (ii) utilities, including electric and gas (PG&E), garbage and water charges (Alameda County Water District) from the Commencement Date of the Lease.
     On November 1, 2005, the sum of ONE HUNDRED TWENTY-EIGHT THOUSAND NINE HUNDRED NINETY-EIGHT AND 55/100 DOLLARS ($128,998.55) shall be due, representing the prorated Basic Rent for the period of November 16, 2005 through November 30, 2005.
     On December 1, 2005, the sum of TWO HUNDRED FIFTY-SEVEN THOUSAND NINE HUNDRED NINETY-SEVEN AND 10/100 DOLLARS ($257,997.10) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2006.
     On December 1, 2006, the sum of TWO HUNDRED SIXTY-FIVE THOUSAND SEVEN HUNDRED THIRTY-SEVEN AND 01/100 DOLLARS ($265,737.01) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2007.
     On December 1, 2007, the sum of TWO HUNDRED SEVENTY-THREE THOUSAND SEVEN HUNDRED NINE AND 12/100 DOLLARS ($273,709.12) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2008.
     On December 1, 2008, the sum of TWO HUNDRED EIGHTY-ONE THOUSAND NINE HUNDRED TWENTY AND 40/100 DOLLARS ($281,920.40) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2009.
     On December 1, 2009, the sum of TWO HUNDRED NINETY THOUSAND THREE HUNDRED SEVENTY-EIGHT AND 01/100 DOLLARS ($290,378.01) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2010.
     On December 1, 2010, the sum of TWO HUNDRED NINETY-NINE THOUSAND EIGHTY-NINE AND 35/100 DOLLARS ($299,089.35) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2011.
     On December 1, 2011, the sum of THREE HUNDRED EIGHT THOUSAND SIXTY-TWO AND 03/100 DOLLARS ($308,062.03) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2012.
     On December 1, 2012, the sum of THREE HUNDRED SEVENTEEN THOUSAND THREE HUNDRED THREE AND 89/100 DOLLARS ($317,303.89) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2013.
     On December 1, 2013, the sum of THREE HUNDRED TWENTY-SIX THOUSAND EIGHT HUNDRED TWENTY-THREE AND 01/100 DOLLARS ($326,823.01) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2014.
     On December 1, 2014, the sum of THREE HUNDRED THIRTY-SIX THOUSAND SIX HUNDRED TWENTY-SEVEN AND 70/100 DOLLARS ($336,627.70) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2015.
     On December 1, 2015, the sum of THREE HUNDRED FORTY-SIX THOUSAND SEVEN HUNDRED TWENTY-SIX AND 53/100 DOLLARS ($346,726.53) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2016.
     On December 1, 2016, the sum of THREE HUNDRED FIFTY-SEVEN THOUSAND ONE HUNDRED TWENTY-EIGHT AND 32/100 DOLLARS ($357,128.32) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2017.
     On December 1, 2017, the sum of THREE HUNDRED SIXTY-SEVEN THOUSAND EIGHT HUNDRED FORTY-TWO AND 17/100 DOLLARS ($367,842.17) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2018.
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     On December 1, 2018, the sum of THREE HUNDRED SEVENTY-EIGHT THOUSAND EIGHT HUNDRED SEVENTY-SEVEN AND 44/100 DOLLARS ($378,877.44) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2019.
     On December 1, 2019, the sum of THREE HUNDRED NINETY THOUSAND TWO HUNDRED FORTY-THREE AND 76/100 DOLLARS ($390,243.76) shall be due, and a like sum due on the first day of each month thereafter, through and including November 1, 2020; or until the entire aggregate sum of FIFTY-SEVEN MILLION SEVEN HUNDRED TEN THOUSAND FIVE HUNDRED EIGHTY-EIGHT AND 71/100 DOLLARS ($57,710,588.71) has been paid.
          B. Time for Payment. Full monthly Rent is due in advance on the first day of each calendar month. In the event that the Term of this Lease commences on a date other than the first day of a calendar month, on the date of commencement of the Term hereof Tenant shall pay to Landlord as Rent for the period from such date of commencement to the first day of the next succeeding calendar month that proportion of the monthly Rent hereunder for the number of days between such date of commencement and the first day of the next succeeding calendar month. In the event that the Term of this Lease for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the Term hereof Tenant shall pay to Landlord as Rent for the period from said first day of said last calendar month to and including the last day of the Term hereof that proportion of the monthly Rent hereunder for the number of days between said first day of said last calendar month and the last day of the Term hereof.
          C. Late Charge. Notwithstanding any other provision of this Lease, if Landlord (or Landlord’s agent if Landlord has instructed Tenant to make any payment of Rent and/or other amounts due under the Lease directly to Landlord’s agent) does not receive payment of Rent as set forth in this Paragraph 4 and/or other amounts due under the Lease within ten (10) days of the due date, or any part thereof, Tenant agrees to pay Landlord, in addition to the delinquent Rent and/or other amounts that may be due, a late charge for each Rent and/or other payment not received by Landlord (or Landlord’s agent if Landlord has instructed Tenant to make any payment of Rent and/or other amounts due under the Lease directly to Landlord’s agent) within ten (10) days of the due date (“Late Charge”). Said Late Charge shall equal ten percent (10%) of each Rent payment not received by Landlord within such ten (10) day period; provided, however, that the first Late Charge payable within any calendar year of the Term hereof shall be waived, so long as Tenant pays the delinquent amount to Landlord within five (5) days after written notice of such delinquency is delivered by Landlord to Tenant. Said Late Charge shall be paid by Tenant within thirty (30) days after presentation of an invoice from Landlord or Landlord’s agent setting forth the amount of said Late Charge. Notwithstanding anything to the contrary herein, Landlord’s failure to issue a Late Charge invoice in the month of any late payment shall not be considered a waiver of Landlord’s right to collect said Late Charge.
          D. Additional Rent. Except as stated above and commencing as of November 16, 2005, Tenant shall pay to Landlord or to Landlord’s designated agent in addition to the Basic Rent and as Additional Rent the following:
               (a) All Taxes relating to the Premises set forth in Paragraph 10, and
               (b) All insurance premiums and deductibles relating to the Premises set forth in Paragraph 14, and
               (c) All charges, costs and expenses, which Tenant is required to pay hereunder, together with all interest (third party interest) and penalties, costs and expenses including reasonable attorneys’ fees and legal expenses, that may accrue thereto in the event of Tenant’s failure to pay such amounts, and all damages, reasonable costs and expenses which Landlord may incur by reason of default of Tenant or failure on Tenant’s part to comply with the terms of this Lease. In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of Basic Rent, and
               (d) All prorated costs and expenses related to the Ardenwood Technology Park Property Owners’ Association as set forth in Paragraph 43 (“Association Dues”).
     Notwithstanding anything to the contrary above, on the Commencement Date, Tenant shall also pay during the Basic Rent Abatement Period one hundred percent (100%) of all utilities, including electric and gas (PG&E), garbage and water charges (Alameda County Water District), and supplemental tax bills related to the installation of the Interior Improvements and the Other Tenant Improvements to be constructed by Tenant.
Initial: DWD/JA

     The Additional Rent due hereunder shall be paid to Landlord or Landlord’s agent (i) within ten (10) days for taxes and insurance and within thirty (30) days for all other Additional Rent items after presentation of invoice and appropriate supporting information from Landlord or Landlord’s agent for such Additional Rent and in no event earlier than thirty (30) days before the related payment is due to the respective agency and/or entity (notwithstanding anything to the contrary herein, Landlord shall not be required to submit ongoing monthly statements to Tenant reflecting amounts owed as Additional Rent) and/or (ii) at the option of Landlord, which option as related to taxes and insurance may only be elected if Tenant has been in default with respect to the terms of this Lease after the expiration of applicable cure periods within the immediately preceding twelve (12) calendar months, Tenant shall pay to Landlord monthly, in advance, Tenant’s prorata share of an amount estimated by Landlord to be Landlord’s approximate average monthly expenditure for such Additional Rent items, which estimated amount shall be reconciled (i) within one hundred twenty (120) days of the end of each calendar year and (ii) within 120 days after the Termination Date (or as soon thereafter as reasonably possible if, for whatever reason, the Landlord cannot complete the reconciliation within said 120 day periods) or more frequently if Landlord elects to do so at Landlord’s sole and absolute discretion as compared to Landlord’s actual expenditure for said Additional Rent items. In the event of any underpayment by Tenant of Additional Rent items, Tenant shall pay to Landlord, within thirty (30) days of Tenant’s receipt of an invoice from Landlord, any amount of actual expenses expended by Landlord in excess of said estimated amount. In the event of any overpayment by Tenant, Landlord shall credit any amount of estimated payments made by Tenant in excess of Landlord’s actual expenditures for said Additional Rent items to Tenant (provided Landlord may withhold any portion thereof and credit Tenant to cure Tenant’s default in the performance of any of the terms, covenants and conditions of this Lease. Within thirty (30) days after receipt of Landlord’s reconciliation, Tenant shall have the right, at Tenant’s sole expense, to audit, at a mutually convenient time at Landlord’s office, Landlord’s records specifically limited to the foregoing expenses. Such audit must be conducted by Tenant or Tenant’s agent, who shall be a Certified Public Accountant, or an independent regional or nationally recognized accounting firm that is not being compensated by Tenant or other third party on a contingency fee basis. Tenant shall submit to Landlord a complete copy of said audit at no expense to Landlord and a written notice stating the results of said audit, and if such notice by Tenant and the respective audit reveals that Landlord has overcharged Tenant, and if the audit is not challenged by Landlord, the amount overcharged shall be credited to Tenant’s account within thirty (30) days after completion of Landlord’s review and approval of said audit. The audit rights of Tenant under this Paragraph 4.D are granted for Tenant’s personal benefit and may not be assigned or transferred by Tenant, either voluntarily or by operation of law, in any manner whatsoever except to a Permitted Transferee. Provided Tenant obtains Landlord’s written consent to (i) an assignment to a Permitted Transferee, as referenced in Paragraph 18.E (“Assignment and Subletting: Permitted Transfers”) and/or (ii) an other assignment, said audit rights may be assigned by Tenant; however, the audit rights shall only be applicable to the period that commences after the date of assignment and/or merger to a Permitted Transferee and/or other Landlord approved assignment as the case may. Notwithstanding anything to the contrary herein, no subtenant shall have any right to conduct an audit of Landlord’s books and/or records.
     Landlord shall, upon request by Tenant, provide Tenant with copies of individual invoices related to the foregoing actual expenses, either by facsimile or by U.S. mail; however, in no event shall Landlord be obligated to provide duplicate copies of any invoice or other Lease documentation to Tenant and/or Tenant’s representative (if any) for an audit of Tenant’s records outside of Landlord’s office.
          E. Fixed Management Fee. Beginning on November 1, 2005, Tenant shall pay to Landlord, in addition to the Basic Rent and Additional Rent, a fixed monthly management fee (“Management Fee”) equal to one and one-half percent (1-1/2%) of the Basic Rent due for each month during the Term. Tenant shall be responsible for calculating the monthly Management Fee based on the Basic Rent schedule shown in Paragraph 4.A above, and for paying said Management Fee by the first day of each month during the Term of this Lease. Tenant’s failure to pay the monthly Management Fee by the due date will result in a Late Charge being assessed pursuant to the terms of Paragraph 4.C above.
     The reference to “Rent” in this Paragraph 4 includes Basic Rent, Additional Rent, and fixed Management Fee. The respective obligations of Landlord and Tenant under this paragraph shall survive the expiration or other termination of the Term of this Lease, and if the Term hereof shall expire or shall otherwise terminate on a day other than the last day of a calendar year, the actual Additional Rent incurred for the calendar year in which the Term hereof expires or otherwise terminates shall be determined and settled on the basis of the statement of actual Additional Rent for such calendar year and shall be prorated in the proportion which the number of days in such calendar year preceding such expiration or termination bears to 365.
          F. Place of Payment of Rent. All Rent hereunder shall be paid to Landlord at the office of Landlord at: PEERY/ARRILLAGA, FILE 1504, BOX 60000, SAN FRANCISCO, CA 94160, or to such other person or to such other place as Landlord may from time to time designate in writing.
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          G. Security Deposit.
               Total Security Deposit. The total Security Deposit required under this Lease is ONE MILLION AND NO/100 U.S. DOLLARS (U.S. $1,000,000.00) which shall be provided to Landlord as referenced below.
               Cash Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of FIVE HUNDRED THOUSAND AND NO/100 U.S. Dollars (U.S. $500,000.00). Said sum, together with the letter of credit described below, shall be held by Landlord as a Security Deposit for the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term hereof. If Tenant defaults after the expiration of applicable cure periods, with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent and any of the monetary sums due hereunder, Landlord may (but shall not be required to) use, apply or retain all or any part of this Security Deposit for the payment of any other amount which Landlord may spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in the amount sufficient to restore the Security Deposit to its original amount or increase the letter of credit to its value immediately prior to any draw on said letter of credit by Landlord, as appropriate. Tenant’s failure to do so shall be a material breach of this obligation under the Lease. Landlord shall not be required to keep the cash portion of the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such cash portion. The Security Deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option, to the last assignee of Tenant’s interest hereunder) at the expiration or earlier termination of the Term and after Tenant has vacated the Premises; provided, however, that Landlord may withhold therefrom the amount necessary to cover the cost to restore the Premises if Tenant fails to do so as to the condition required of Tenant under Lease Paragraph 5 and to cure any then uncured default by Tenant under this Lease. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said Security Deposit to Landlord’s successor in interest whereupon Tenant agrees to release Landlord from liability for the return of such Security Deposit or the accounting therefor. Tenant hereby waives the protection of Section 1950.7 of the California Civil Code.
               Security Deposit in the Form of an Irrevocable Standby Letter of Credit. Within fifteen (15) days after the Execution Date, Tenant shall deliver to Landlord the balance of the Security Deposit in the form of an irrevocable and freely transferable letter of credit in the amount of FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS (U.S. $500,000.00), drawn upon an institutional lender reasonably acceptable and accessible to Landlord in form and content reasonably satisfactory to Landlord, payable upon demand to Landlord, and for a term equal to the Term of this Lease plus a period of sixty (60) days (or the next business day immediately following the sixtieth day after the Lease Termination Date if said date falls on a weekend or a bank holiday), and said irrevocable letter of credit shall not be subject to annual renewal. Notwithstanding anything to the contrary herein, Landlord will accept a standby letter of credit with an annual renewable date, with the provision that the entire proceeds of any such standby letter of credit be issued by the issuing financial institution to Landlord without demand in the event said institution elects not to renew said standby letter of credit. Said cash proceeds shall thereafter be held and applied by Landlord as referenced in the Cash Security Deposit section above. Said financial institution must agree that the presentment for demand may be made (i) in person or (ii) by overnight delivery service in San Jose, Santa Clara or Palo Alto, California. The terms of said letter of credit must provide that (i) all notices from the financial institution to Landlord shall be sent by U.S. Certified Mail and (ii) Landlord shall not be liable for any fees whatsoever related to the transfer or assignment of Landlord’s interest as beneficiary under the letter of credit. If Tenant defaults with respect to any provisions of this Lease, including but not limited to provisions relating to the payment of Rent, Landlord may (but shall not be required to) draw down on the irrevocable letter of credit for payment of any sum which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default. Landlord and Tenant acknowledge that such irrevocable letter of credit will be treated as if it were a cash Security Deposit, and such irrevocable letter of credit may be drawn down upon by Landlord upon demand and presentation to the issuing bank of the documents identified in such letter of credit and evidence of the identity of Landlord , in the event that Tenant defaults with respect to any provision of this Lease and such default is not cured within any applicable cure period. Landlord acknowledges that it is not entitled to draw down such irrevocable letter of credit unless Landlord would have been entitled to draw upon a cash Security Deposit pursuant to the terms of this Paragraph 4.G. Concurrently with the delivery of the required information to the issuing bank, Landlord shall deliver to Tenant written evidence of the default upon which the draw down was based, together with evidence that Landlord has provided to Tenant the written notice of such default which was required under the applicable provision of the Lease, and notice of the failure of Tenant to cure such default within the applicable grace period following receipt of such notice of default. If any portion of the irrevocable letter of credit is used or applied pursuant hereto, Tenant shall, within ten (10) days after receipt of a written demand therefor from
Initial: DWD/JA

Landlord, restore and replace the value of such security by either (i) depositing cash with Landlord in the amount equal to the sum drawn down under the irrevocable letter of credit, or (ii) increasing the irrevocable letter of credit to its value immediately prior to such application. Tenant’s failure to replace the value of the security as provided in the preceding sentence shall be a material breach of this obligation under this Lease.
     5. ACCEPTANCE AND SURRENDER OF PREMISES. Subject to the provisions of Paragraph 6 (“As-Is Basis”), and by entry hereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair and accepts the Building and improvements included in the Premises in their present condition and without representation or warranty by Landlord as to the condition of such Building or as to the use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant. Tenant agrees on the last day of the Term, or on the sooner termination of this Lease, to surrender the Premises promptly and peaceably to Landlord in good condition and repair (damage by Acts of God, fire, normal wear and tear excepted), with all interior walls cleaned, and repaired or replaced, if damaged; all floors cleaned and waxed; all carpets cleaned and shampooed; all broken, marred or nonconforming acoustical ceiling tiles replaced; all windows washed; the air conditioning and heating systems serviced by a reputable and licensed service firm and in good operating condition and repair; the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts; the lawn and shrubs in good condition including the replacement of any dead or damaged plantings; the sidewalk, driveways and parking areas in good order, condition and repair; together with all then-existing alterations, additions, and improvements (collectively “Alterations”) which may have been made, in, to, or on the Premises (except moveable trade fixtures installed at the expense of Tenant) except as referenced in Paragraph 7 (“Alterations and Additions”), Tenant shall not be required to remove any Alterations that are not subject to restoration pursuant to Landlord’s written Consent to Alterations agreement to be executed by Tenant and Landlord for each request from Tenant to make Alterations to the Premises. Notwithstanding anything to the contrary contained or implied in the above, the Interior Improvements constructed by Tenant pursuant to the Construction Agreement shall become a part of the Premises upon installation and Tenant shall not be required or allowed to remove said Initial Interior Improvements upon Lease Termination without Landlord’s written consent; however, Tenant shall be responsible for any and all maintenance, repairs and/or replacements required during the Lease Term. For all other such Alterations, Tenant shall ascertain from Landlord within thirty (30) days before the end of the Term of this Lease whether Landlord desires to have the Premises or any part or parts thereof restored to their condition and configuration as shown on Exhibit B and if Landlord shall so desire, then at Tenant’s option and in Tenant’s sole and absolute discretion, Tenant shall either (i) pay to Landlord a fee (“Restoration Fee”) in an amount equal to Landlord’s reasonably estimated cost to restore the Premises to said configuration and condition that existed upon the completion of Tenant’s Initial Interior Improvements and Other Tenant Improvements as reflected on Exhibit B (“Restoration Work”) or (ii) Tenant shall reconfigure and restore said Premises or such part or parts thereof before the end of this Lease at Tenant’s sole cost and expense; provided, however, that in the event Landlord requires Tenant to pay the Restoration Fee as noted in item (i) above, and Landlord does not complete all or a portion of the Restoration Work as related to Alterations within twelve (12) months following the Termination Date, Landlord agrees to refund to Tenant that portion of the Restoration Fee related to the Alterations not so completed within said twelve (12) month period. Notwithstanding anything to the contrary above, Tenant shall be responsible for ensuring that all of Tenant’s Initial Interior Improvements, as well as any future Alterations made during the Lease Term (including any Extended Term(s)) comply with all applicable building codes and any other applicable governmental and/or administrative rules, regulations and/or ordinances as of the date said (i) Initial Interior Improvements and/or future Alterations are made and (ii) as of the Lease Termination Date. In the event Tenant elects to pay for the cost of the restoration in lieu of completing the required construction, the fee shall be paid by Tenant to Landlord regardless of whether or not Landlord elects to restore all or part of said Premises. In the event Tenant elects to complete the restoration and said restoration is not completed prior to the Termination Date, Tenant acknowledges that Tenant shall enter into a Hold Over period pursuant to the terms of Lease Paragraph 30 (“Holding Over”) and Tenant shall automatically be liable to Landlord for the monthly Hold Over Basic Rent and all other Additional Rent until said restoration is completed by Tenant. Prior to the Termination Date, as part of the surrender of Premises procedures, Landlord may elect to have the Building systems inspected, at Tenant’s sole cost and expense, including, but not limited to the HVAC system, plumbing systems and roof, and Tenant shall be responsible for the cost required to put the Premises into the condition required by this Paragraph. Tenant, on or before the end of the Term or sooner termination of this Lease, shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed on or before the end of the Term or sooner termination of this Lease shall be deemed abandoned by Tenant and title to same shall thereupon pass to Landlord without compensation to Tenant. Landlord may, upon termination of this Lease, remove all moveable furniture and equipment so abandoned by Tenant, at Tenant’s sole cost, and repair any damage caused by such removal at Tenant’s sole cost. Upon surrender of the Premises to Landlord, Tenant shall provide Landlord with keys for all interior locking doors and Tenant agrees to pay to Landlord the cost of Landlord re-keying (i) all exterior doors (including
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mechanical rooms) and (ii) all interior doors with locks to which Tenant is not able to provide Landlord keys. If the Premises is not surrendered at the end of the Term or sooner termination of this Lease, Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Premises including, without limitation, any costs associated with any judgment against Landlord in favor of any succeeding Tenant founded on such delay. Nothing contained herein shall be construed as an extension of the Term hereof or as a consent of Landlord to any holding over by Tenant. The voluntary or other surrender of this Lease or the Premises by Tenant or a mutual cancellation of this Lease shall not work as a merger and, at the option of Landlord, shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of all or any such subleases or subtenancies.
     6. “AS-IS” BASIS.
          A. Leased on “As-Is” Basis. Except as otherwise specifically provided in this Lease, it is hereby agreed that the Premises leased hereunder is leased strictly on an “as-is” basis and in the configuration as shown on Exhibit B to be attached hereto, and by reference made a part hereof. Except as noted herein, it is specifically agreed between the parties Landlord shall not be required to make, nor be responsible for any cost, in connection with any repair, restoration, and/or improvement to the Premises in order for this Lease to commence, or thereafter, throughout the Term of this Lease. Notwithstanding anything to the contrary within this Lease, Landlord makes no warranty or representation of any kind or nature whatsoever as to the condition or repair of the Premises except as specifically set forth herein or in the Construction Agreement, nor as to the use or occupancy which may be made thereof.
          B. Landlord’s Representations. Based on Landlord’s actual knowledge, the Shell Improvements have been constructed pursuant to the approved plans and specifications and complied with all building codes and ordinances applicable to the Premises at the time the Shell Improvements were constructed.
          C. Inspections and Repairs by Landlord. Notwithstanding anything to the contrary above, Landlord has agreed to inspect and repair (as noted below), at Landlord’s cost and expense, the items specifically listed below:
1)	Landlord shall have the following repairs completed to the roof membrane for the Building:
(a)	Repair all blisters occurring in the roofing placement in compliance with roofing material manufacturer’s recommendation industry standards;

(b)	Complete repairs to the surface cracking on the base flashing in compliance with the product manufacturer’s specifications;

(c)	Seal all loose end laps in the base flashing as specified by the materials manufacturer’s requirements and in compliance with industry standards;

(d)	Effect repairs to properly align dislodged shingles and replace all missing shingles in compliance with industry standards;

(e)	Rework open corners using prefabricated metal flashings and/or flexible membrane materials properly integrated with the adjoining roofing materials to effect a reliable water shedding condition;

(f)	Effect treatments at asphalt spills and exposed asphalt at side laps as necessary in compliance with roofing material manufacturer’s recommendations, and industry standards; and

(g)	Clean the surface of the deteriorated roof cement and re-apply as specified by the materials manufacturer, and industry standards.
2)	Landlord shall have the exterior glazing perimeter vinyl and/or caulking inspected and any necessary repairs completed.

3)	If applicable, Landlord shall have the elevator pit pump containment drum drained of the existing fluid and inspected to determine the reason for the presence of said fluid, and shall have any necessary repairs completed.

4)	Landlord shall have the fire sprinkler lines within the Premises inspected for leaks, and shall have any necessary repairs completed.
          7. ALTERATIONS AND ADDITIONS. Except as noted herein, Tenant shall not make, or suffer to be made, any Alterations to the Premises, or any part thereof, without the written consent of Landlord first had and obtained by Tenant; such consent shall not be unreasonably withheld and such consent to Alterations shall not be valid until such time as said consent is executed by both Landlord and Tenant and a fully executed copy delivered by Landlord to Tenant (“Consent to Alterations”). Notwithstanding the foregoing, no consent shall be required for certain Alterations listed in items (a), (b)
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and (c) herein which Tenant may elect to make to the Premises so long as such exempt Alterations meet the following conditions: (a) the replacement or installation of carpet with a carpet quality equal to or greater than the original carpet installed in the Premises; (b) the replacement and/or installation of new wall covering with a wall covering quality equal to or greater than the original wall covering installed in the Premises; (c) the painting of the interior of the Premises in a color matching the color approved by Landlord for the original Tenant Improvements (individually and collectively “Exempt Alterations”); and (d) cumulative other Alterations in a given calendar year to the interior improvements (independent of those described in clauses (a), (b) and (c) above) which do not exceed a total cumulative cost of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in a given calendar year during the Term hereof; provided, however, the Exempt Alterations and other Alterations described in clauses (a), (b), (c) and (d) above are not authorized without Landlord’s consent, unless all of the following is true and correct as of the date of commencement of the work of installation of such Exempt Alterations: (i) Tenant is not in default after the expiration of applicable cure periods with respect to the terms of this Lease, (ii) no liens are filed on the Premises related to such Exempt Alterations and/or Alterations; (iii) Tenant has provided Landlord with no less than ten (10) days prior written notice that such work of Exempt Alterations and/or Alterations are scheduled; (iv) Tenant has provided Landlord with a 1/8” scaled sepia or another electronic format reflecting the Alterations to be made by Tenant upon completion of each such Exempt Alteration and/or Alteration (provided, however, that such electronic format drawings shall be required for any Alterations to the Building but not for Exempt Alterations); (v) Tenant has provided to Landlord proof of payment and signed lien releases within thirty (30) days of the completion of each such Exempt Alteration and/or other Alteration; (vi) Tenant has obtained and has provided to Landlord copies of all required permits for such work of Exempt Alteration and/or other Alteration; (vii) such work of Exempt Alteration and/or other Alteration must not be structural in nature or impact or change the exterior of the Premises and/or Building; and (viii) Tenant complies with all other terms of this Lease related to Alterations and surrender obligations.
Provided Tenant requests in writing a predetermination from Landlord on those Alterations requiring Landlord’s prior written consent, said Consent to Alterations shall specify whether Landlord shall require removal of said Alterations. Any Alteration of the Premises except moveable furniture and trade fixtures, shall at once become a part of the Premises and belong to Landlord; however, all improvements to the Premises paid for directly by Tenant shall remain the property of Tenant during the Lease Term, for accounting purposes only, and Tenant shall have the right to depreciate the same and claim and collect investment tax credits and all other tax savings with respect to such improvements. Any such Alterations made by and/or requested by Tenant shall be paid for one hundred percent (100%) by Tenant. Landlord reserves the right to reasonably approve all contractors and mechanics proposed by Tenant to make such Alterations. As a pre-condition to Landlord granting its consent to any Alterations, Tenant shall deliver plans and specifications reflecting said Alterations for Landlord’s review and approval; and within fifteen (15) days of completion of said Alterations, Tenant shall deliver to Landlord an original 1/8” scaled sepia or an other electronic format as solely determined by Landlord.
Tenant shall retain title to all moveable furniture and trade fixtures placed in the Premises. All heating, lighting, electrical, air conditioning, security systems, floor to ceiling partitioning, drapery, carpeting, and floor installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures. Tenant agrees that it will not proceed to make such Alterations, without having obtained consent from Landlord to do so, and until five (5) business days from the receipt of such consent, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s Alterations. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work. As a condition of Landlord’s Consent to Alterations to the Premises, after Landlord provides written Consent to Alterations and prior to any work commencing on the Alterations, Landlord may, at its sole and absolute discretion, require Tenant to secure and provide to Landlord at Tenant’s own cost and expense, a completion and lien indemnity letters of credit, satisfactory to Landlord in the amount of one hundred percent (100%) of the cost to fund the original construction of any Alterations (“Alteration Letter of Credit”). Said Alteration Letter of Credit shall be kept in place for sixty (60) days after the completion of the initial construction of said Alterations and until Tenant has provided Landlord with proof of payment to respective vendors and copies of recorded full unconditional lien release related to the Alterations and/or restoration work. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within twenty (20) days after notice of filing thereof, at the cost and expense of Tenant. Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant. Notwithstanding anything to the contrary herein, Tenant shall be responsible for ensuring that all of Tenant’s Initial Interior Improvements, as well as any future Alterations made during the Lease Term (including any Extended Term(s)) comply with all building codes and any other applicable governmental and/or administrative rules, regulations and/or ordinances then in effect as of the date said Initial Interior Improvements and/or future Alterations are made.
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     8. TENANT MAINTENANCE. Tenant shall, at its sole cost and expense, keep and maintain the Premises (including appurtenances) and every part thereof in a good standard of maintenance and repair, or replacement, and in good and sanitary condition and repair. Tenant’s maintenance, repair and replacement responsibilities herein referred to include, but are not limited to, janitorization, all windows (interior and exterior), window frames, plate glass and glazing (destroyed by accident or act of third parties), truck doors, plumbing systems (such as water and drain lines, sinks, toilets, faucets, drains, showers and water fountains), electrical systems (such as panels, conduits, outlets, lighting fixtures, lamps, bulbs, tubes and ballasts), heating and air conditioning systems (such as compressors, fans, air handlers, ducts, mixing boxes, thermostats, time clocks, boilers, heaters, supply and return grills), structural elements and exterior surfaces of the Building, store fronts, roofs, downspouts, all interior improvements within the Premises including but not limited to wall coverings, window coverings, carpet, floor coverings, partitioning, ceilings, doors (both interior and exterior), including closing mechanisms, latches and locks, skylights (if any), automatic fire extinguishing systems, and elevators and all other interior improvements of any nature whatsoever, and all exterior improvements including but not limited to landscaping, sidewalks, driveways, parking lots including striping and sealing, sprinkler systems, lighting, ponds, fountains, waterways, and drains. Tenant shall be required to have the HVAC system serviced by a licensed HVAC contractor (approved by Landlord) at the earlier frequency of (a) the periodic servicing recommended by the manufacturer of such equipment in its written maintenance specifications or (b) semiannually throughout the Term of the Lease, and shall submit to Landlord copies of all related service reports within thirty (30) days of receipt and any repairs reports if requested by Landlord. Furthermore, Tenant shall inform Landlord in writing of the periodic service recommendations by the respective manufacturer within thirty (30) days of Tenant’s receipt of such information. Areas of excessive wear shall be replaced at Tenant’s sole expense upon Lease termination. Tenant hereby waives all rights under, and benefits of, Subsection 1 of Section 1932 and Section 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect.
     Tenant understands and acknowledges that this Lease shall be deemed and construed to be a “triple net lease” and during the Initial Term, and any Extended Term(s), of this Lease Tenant shall pay Landlord, the Rent and other payments due hereunder, free of any charges, assessments, impositions, expenses or deductions of any kind and without abatement, deduction or setoff unless otherwise expressly provided in this Lease, and Landlord shall not be expected or required as a result of the relationship between Landlord and Tenant created by this Lease, to be obligated to make any payment to or on behalf of Tenant or be under any other obligation to Tenant hereunder except to the extent specifically provided in this Lease, and Tenant agrees to pay all costs and expenses of every kind which may arise or become due from Tenant under the provisions of this Lease during the Initial Term and any Extended Term(s). Except as expressly provided in this Lease or the Construction Agreement, Landlord shall not be liable and/or responsible under the provisions of this Lease for contributing any money for any maintenance, repairs and/or replacement of the Premises or any part thereof and as to the maintenance, repairs or replacement obligations of Tenant under this Lease, Tenant waives any and all rights it might otherwise have to assert that such expenditure is more appropriately a Landlord expenditure which should be treated as a capital expenditure and/or to be amortized as an item of Additional Rent hereunder. For example, if during the Lease Term (including any Extended Term(s)), a portion or the entire roof membrane and/or HVAC system needs to be repaired or replaced, such expenditure shall not be treated as a capital expenditure to be borne by Landlord, but rather Tenant shall be responsible, upon such occurrence, for bearing the entire cost for such repair and/or replacement.
     By placing their initials below, both parties acknowledge their understanding and their agreement with the provisions of this Paragraph 8.

Initials:	DWD	Initials:	JA
	Tenant		Landlord

     Structural Replacements to the Premises. Notwithstanding anything to the contrary in this Lease, if Tenant, in good faith, notifies Landlord that Tenant reasonably believes that structural replacements are necessary (i.e. the shell, foundation and/or roof structure, but not the interior improvements, roof membrane or glazing), Landlord (a) may challenge, in good faith, the necessity of such structural replacements and/or (b) after reasonably determining that said structural replacements are required (and provided said replacements are not required as a result in whole or in part due to: (i) failure to maintain by Tenant and/or its subtenants/assignees, and/or (ii) misuse, excessive use and/or damage by Tenant and/or its subtenants/assignees and/or their respective employees, vendors, agents or visitors), Landlord will reasonably determine the proper scope of structural replacements to be made and select and employ the licensed contractor to perform such work. In such event, the cost of any such replacement (together with interest at the rate of ten percent (10%) per annum on the unamortized balance) shall be amortized over the useful life of the structural replacement (“Amortized Cost”) in accordance with standard accounting practices and Tenant shall pay the Amortized Cost of said capital replacement monthly, in advance, throughout the remaining Term and any Extended Term (if any). For example, in the event (i) the entire
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roof structure is replaced at a cost of $100,000; (ii) the estimated life of the new roof structure is fifty (50) years; and (iii) there are sixty (60) months remaining in the Term at the time of the roof structure replacement, Tenant shall be responsible for paying to Landlord $832.17 per month over the remaining Term, and in the event the Lease is extended, pursuant to the terms of Paragraph 46 (“Two (2) Five (5) Year Options to Extend”) below or for any reason whatsoever, Tenant shall continue to pay said $832.17 each month throughout the Extended Term; however, in no event shall Tenant’s Amortized Cost exceed Landlord’s total cost and expense plus ten percent (10%) interest per annum of said structural replacement.
     9. UTILITIES. Throughout the Term of the Lease, Tenant shall be responsible for paying, directly to the service provider, for all utilities servicing the Premises. Once the actual Commencement Date is established, Landlord shall notify utility companies servicing the Premises and request that Landlord’s accounts be closed as of the date which is thirty days following Landlord’s notification (“Account Closure Date”), and Landlord concurrently shall notify Tenant of the Account Closure Date. Tenant shall be responsible for contacting the service provider and having all utilities servicing the Premises transferred into Tenant’s name prior to the Account Closure Date in order to avoid the utilities to the Premises being terminated. Tenant understands and acknowledges that Landlord shall not be liable to Tenant if the utilities to the Premises are disconnected and/or terminated. Thereafter, Tenant shall pay promptly, as the same become due, all charges for water, gas, electricity, telephone, telex and other electronic communication service, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or about the Premises during the Term of this Lease, including, without limitation, any temporary or permanent utility surcharge or other exactions whether or not hereinafter imposed.
     Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by (i) Tenant’s failure (a) to transfer said utilities into its name and/or (b) to pay the respective utility bills by the respective due dates and/or (ii) accident, breakage, repair, strikes, lockouts, or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.
     10. TAXES.
          A. Real Property Taxes. As Additional Rent and in accordance with Paragraph 4.D of this Lease, Tenant shall pay to Landlord (or if Landlord so directs, directly to the Tax Collector prior to the delinquency date) all Real Property Taxes relating to the Premises accruing with respect to the Premises during the Term of this Lease and the Extended Term (if any). The term “Real Property Taxes” shall also include supplemental taxes related to the period of Tenant’s Term whenever levied, including any such taxes that may be levied after the Term as expired. In the event the Premises leased hereunder consist of only a portion of the entire tax parcel, Tenant shall pay to Landlord, monthly in advance or as they become due, pursuant to statements submitted to Tenant by Landlord, Tenant’s Proportionate Share of such real estate taxes allocated to the Premises by square footage or other reasonable basis as calculated and determined by Landlord. If the tax billing pertains 100% to the Premises, and Landlord chooses to have Tenant pay said real estate taxes directly to the Tax Collector, then in such event Landlord agrees to obtain and forward to Tenant the relevant tax and assessments bills and Tenant shall pay, prior to delinquency, the applicable real property taxes and assessments pertaining to the Premises. The term “Real Property Taxes”, as used herein, shall mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Premises) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Premises (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein; any improvements located within the Premises (regardless of ownership); the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located in the Premises; or parking areas, public utilities, or energy within the Premises; (ii) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Premises, provided that such charges, levies or fees are not imposed as a penalty for the specific acts of any third party not related to Tenant; and (iii) all costs and fees (including reasonable attorneys’ fees) incurred by Landlord in reasonably contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If at any time during the Term of this Lease the taxation or assessment of the Premises prevailing as of the Commencement Date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Premises or Landlord’s interest therein or
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(ii) on or measured by the gross receipts, income or rentals from the Premises, on Landlord’s business of leasing the Premises, or computed in any manner with respect to the operation of the Premises, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Premises, then only that part of such Real Property Tax that is fairly allocable to the Premises shall be included within the meaning of the term “Real Property Taxes.” Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources.
Notwithstanding anything to the contrary above , it is agreed that if any special assessments for capital improvements are assessed, and if Landlord has the option to either pay the entire assessment in cash or go to bond, and if Landlord elects to pay the entire assessment in cash in lieu of going to bond, the entire assessment assigned to Tenant’s Leased Premises will be amortized over the same period that the assessment would have been amortized had the assessment gone to bond (including interest) and Tenant shall pay the amortized amount over the Term remaining in the Lease (including the Extended Lease Term if said Lease Term is extended for any reason whatsoever) as Additional Rent on the first day of the remaining months in the Lease Term (as may be extended).
Tenant, at its cost, shall have the right at any time to seek a reduction in or otherwise contest any Real Property Taxes which it is obligated to pay pursuant to this Article, by action or proceeding against the entity with authority to assess or impose the same. Landlord shall not be required to join in any proceeding or action brought by Tenant unless the provisions of applicable laws or regulations require that such proceeding or action be brought by or in the name of Landlord, in which event Landlord shall join in such proceeding or action or permit it to be brought in Landlord’s name, provided that Tenant protect, indemnify, and hold Landlord free and harmless from and against any actual, direct and out of pocket liability, cost or expense in connection with such proceeding or contest. Tenant shall continue, during the pendency of such proceeding or action, to pay the Taxes due pursuant to this Paragraph 10.A (“Taxes: Real Property Taxes”) and/or Paragraph 4.D (“Rent: Additional Rent”) received by Landlord. If Tenant is successful in such action or proceeding, Tenant shall be entitled to receive, and Landlord shall remit to Tenant, the full amount of the net refund received by Landlord in Real Property Taxes for the Leased Premises realized in such contest or proceeding within thirty (30) days after the amount of such reduction has been determined.
          B. Taxes on Tenant’s Property. Tenant shall be liable for and shall pay ten days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based on such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall within fifteen (15) days after demand, as the case may be, repay to Landlord the taxes so levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment; provided that in any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of such taxes so paid under protest, and any amount so recovered shall belong to Tenant.
     11. ASSESSMENT CREDITS. The demised property herein may be subject to a special assessment levied by the City in which the Premises are located as part of an Improvement District. As a part of said special assessment proceedings (if any), additional bonds were or may be sold and assessments were or may be levied to provide for construction contingencies and reserve funds. Interest shall be earned on such funds created for contingencies and on reserve funds which will be credited for the benefit of said assessment district. To the extent surpluses are created in said district through unused contingency funds, interest earnings or reserve funds, such surpluses shall be deemed the property of Landlord. Notwithstanding that such surpluses may be credited on assessments otherwise due against the Premises, Tenant shall pay to Landlord, as Additional Rent if, and at the time of any such credit of surpluses, an amount equal to all such surpluses so credited. For example: if (i) the property is subject to an annual assessment of $1,000.00, and (ii) a surplus of $200.00 is credited towards the current year’s assessment which reduces the assessment amount shown on the property tax bill from $1,000.00 to $800.00, Tenant shall, upon receipt of notice from Landlord, pay to Landlord said $200.00 credit as Additional Rent.
     12. LIABILITY INSURANCE. Tenant, at Tenant’s expense, agrees to keep in force during the Term of this Lease a policy of commercial general liability insurance with combined single limit coverage of not less than Two Million Dollars ($2,000,000) per occurrence for bodily injury and property damage occurring in, on or about the Premises, including parking and landscaped areas. Such insurance shall be
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primary and noncontributory as respects any insurance carried by Landlord. The policy or policies effecting such insurance shall name Landlord, Richard T. Peery, as Trustee of the Richard T. Peery Separate Property Trust dated July 20, 1977, as amended; the Richard T. Peery Separate Property Trust; Richard T. Peery as an individual; John Arrillaga, as Trustee under the John Arrillaga Survivor’s Trust dated July 20, 1977, as amended; the John Arrillaga Survivor’s Trust; John Arrillaga, as an individual; and any beneficiaries, trustees and successor trustees, other partners or co-venturers of Landlord or said trusts as additional insureds (collectively “Landlord Entities”), and shall insure any liability of the Landlord Entities, contingent or otherwise, as respects acts or omissions of Tenant, its agents, employees or invitees or otherwise by any conduct or transactions of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations hereunder; shall be issued by an insurance company authorized to transact business in the State of California; and shall provide that the insurance effected thereby shall not be cancelled, except upon ten (10) business days’ prior written notice to Landlord. The policy shall state that the insurer will endeavor to mail thirty (30) days’ prior written notice of any such cancellation to Landlord, but failure to do so shall impose no obligation or liability of any kind upon the insurer. Notwithstanding the foregoing, in the event Tenant is notified by the insurance company of such cancellation, Tenant shall provide written notice to Landlord within five (5) days of its receipt of such notification. Tenant’s insurance shall be primary as respects to the Landlord Entities, or if excess, shall stand in an unbroken chain of coverage. In either event, any other insurance maintained by the Landlord Entities shall be in excess of Tenant’s insurance and shall not be called upon to contribute with any insurance required to be provided by Tenant. The required insurance shall be reflected on a certificate of insurance of said policy, which certificate shall be delivered to Landlord concurrently with Tenant’s return of this executed Lease to Landlord. If, during the Term of this Lease, in the reasonable considered opinion of Landlord’s Lender, insurance advisor, or counsel, the amount of insurance described in this Paragraph 12 is not adequate, Tenant agrees to increase said coverage to such reasonable amount as Landlord’s Lender, insurance advisor, or counsel shall deem adequate.
     13. TENANT’S PERSONAL PROPERTY INSURANCE AND WORKMAN’S COMPENSATION INSURANCE. Tenant shall maintain a policy or policies of fire and property damage insurance in “Special Form” form with a sprinkler leakage endorsement insuring the personal property, inventory, trade fixtures (and leasehold improvements paid for by Tenant) within the Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured, unless the Lease is terminated following the occurrence of an event which, pursuant to terms of this Lease, grants Tenant the right to terminate, in which event such proceeds shall be the property of the Tenant.
     Tenant shall also maintain a policy or policies of workman’s compensation insurance and any other employee benefit insurance sufficient to comply with all laws.
     14. PROPERTY INSURANCE. Landlord shall purchase and keep in force, and as Additional Rent and in accordance with Paragraph 4.D of this Lease, Tenant shall pay to Landlord (or Landlord’s agent if so directed by Landlord) Tenant’s Proportionate Share (allocated to the Premises by square footage or other equitable basis as calculated and reasonably determined by Landlord) of the deductibles on insurance claims and the cost of, policy or policies of insurance covering loss or damage to the Building (excluding routine maintenance and repairs and incidental damage or destruction caused by accidents or vandalism for which Tenant is responsible under Paragraph 8) in the amount of the full replacement value thereof, providing protection against those perils included within the classification of “all risks” “special form” insurance and flood and/or earthquake insurance, if available, plus a policy of rental income insurance in the amount of one hundred (100%) percent of twelve (12) months Basic Rent, plus sums paid as Additional Rent. If such insurance cost is increased due to Tenant’s use of the Premises, Tenant agrees to pay to Landlord the full cost of such increase. Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Premises.
     In addition and notwithstanding anything to the contrary in this Paragraph 14, each party to this Lease hereby waives all rights of recovery against the other party or its officer, employees, agents and representatives for loss or damage to its property or the property of others under its control, arising from any cause insured against under the fire and extended “special form” property coverage (excluding, however, any loss resulting from Hazardous Material contamination of the Property) required to be maintained by the terms of this Lease to the extent full reimbursement of the loss/claim is received by the insured party. Each party required to carry property insurance hereunder shall cause the policy evidencing such insurance to include a provision permitting such release of liability (“waiver of subrogation endorsement”); provided, however, that if the insurance policy of either releasing party prohibits such waiver, then this waiver shall not take effect until consent to such waiver is obtained. If such waiver is so prohibited, the insured party affected shall promptly notify the other party thereof. In the event the waivers are issued to the parties and are not valid under current policies and/or subsequent
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insurance policies, the non-complying party will provide, to the other party, thirty (30) days’ advance notification of the cancellation of the subrogation waiver, in which case neither party will provide such subrogation waiver thereafter and this paragraph will be null and void. The foregoing waiver of subrogation shall not include any loss resulting from Hazardous Material contamination of the Property or any insurance coverage relating thereto.
     15. INDEMNIFICATION. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Premises by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises but excluding, however, the willful misconduct or negligence of Landlord, its agents, servants, employees, invitees or contractors of which negligence Landlord has knowledge and reasonable time to correct. Except as to injury to persons or damage to property to the extent arising from the willful misconduct or the uninsured ordinary negligence of Landlord, its agents, servants, employees, invitees, or contractors, Tenant shall hold Landlord harmless from and defend Landlord against any and all expenses, including reasonable attorneys’ fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in, on or about the Premises, or any part thereof, from any cause whatsoever, accruing and/or occurring during the Term of this Lease. The provisions of this Paragraph 15 shall survive the expiration or termination of this Lease.
     16. COMPLIANCE. During the Term of this Lease, Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in effect governing use or occupancy of the Premises; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; and with any direction or occupancy certificate issued pursuant to law by any public officer; provided, however, that no such failure shall be deemed a breach of the provisions if Tenant, immediately upon notification, commences to remedy or rectify said failure. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant. Subject to Landlord’s compliance obligations pursuant to the specific provisions of this Lease, Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance covering requirements pertaining to said Premises. The provisions of this Paragraph 16 shall survive the expiration or termination of this Lease. Notwithstanding anything to the contrary above, Tenant shall be responsible for ensuring that all of Tenant’s Initial Interior Improvements, as well as any future Alterations made during the Lease Term (including any Extended Term(s)) comply with all applicable building codes and any other applicable governmental and/or administrative rules, regulations and/or ordinances as of the date said Initial Interior Improvements and/or future Alterations are made.
Landlord agrees that in the event capital improvements are necessitated by any new laws, statutes, ordinances or governmental rules, regulations, or requirements in effect after the Lease Commencement Date, provided said capital improvements are not initiated as a result of (i) any current and/or future improvements made by or for Tenant or (ii) any permit request made to a governing agency by or for Tenant, and (a) the cost of said capital improvements is $20,000 or less, Tenant shall pay said amount within thirty (30) days of receipt of the related statement from Landlord; or (b) the cost of said capital improvements exceeds $20,000, Tenant shall pay $20,000 as referenced above, and the balance of said capital improvement cost shall be amortized (together with interest at the rate of ten percent (10%) per annum) over the useful life of such improvement (the “Amortized Capital Improvement Cost”) in accordance with standard accounting practices, and Tenant shall be required to pay Landlord in monthly installments due on the first day of each month over the remaining Term of the Lease, including the extended Term, if any, as of the date said capital improvements are made with the following exception: Tenant will immediately pay 100 percent of the cost of required capital improvements related to Tenant’s use of the Premises and resulting from (i) and (ii) above. For example, in the event (1) a capital improvement costing $30,000 is required (which is not a result of items (i) and/or (ii) above), (2) the estimated life of said capital improvement is fifteen (15) years, and (3) sixty (60) months remain in the Lease term at the time of said capital improvement, Tenant shall be responsible for paying to Landlord $20,000 due within thirty (30) days of Tenant’s receipt of an invoice from Landlord plus $106.57 per month over the sixty (60) months in the Lease Term then remaining, and in the event the Lease is extended, pursuant to the terms of Paragraph 46 (“Two (2) Five (5) Year Options to Extend”) below or for any reason whatsoever, Tenant shall continue to pay said $106.57 each month throughout the Extended Term provided in no event shall Tenant’s total cost of the Amortized Capital Improvement Cost exceed the cost of said item plus the interest required herein.
     17. LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant. In the event that Tenant shall not,
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within twenty (20) days following notice of the imposition of such lien, cause the same to be bonded with a bond in accordance with applicable California law sufficient to pay off such lien or released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but no obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the higher of the (i) prime rate of interest as quoted by the Bank of America or (ii) Landlord’s borrowing rate (the “Interest Rate”). Notwithstanding the foregoing, Tenant, at its cost, shall have the right at any time to contest any such liens by action or proceeding against the entity with authority to claim or impose the same; provided that Tenant shall protect, indemnify, and hold Landlord free and harmless from and against any liability, cost or expense in connection with such proceeding or contest; however, said lien must be removed within the period referenced above.
     18. ASSIGNMENT AND SUBLETTING.
          A. Requirements. Except as noted herein, Tenant shall not assign, transfer, or hypothecate the leasehold estate under this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person or entity to occupy or use the Premises, or any portion thereof, without, in each case, the prior written consent of Landlord which consent will not be unreasonably withheld. Notwithstanding the above, Tenant shall be limited to subleasing any part of the Premises to no more than four (4) subtenants at any one point in time. Tenant may enter into an “occupancy license” arrangement with respect to up to twenty percent (20%) of the floor area of the Premises to entities in a business relationship with Tenant (“Business Partners”) under a License Agreement, so long as the area of the Premises occupied by a Business Partner is not separately demised from the balance of the Premises, and so long as Tenant provides Landlord with a written notice identifying such Business Partner, including its legal notice address. Such a Business Partner shall be deemed to be an approved subtenant under the provisions of this Paragraph 18 upon Tenant obtaining Landlord’s written consent, which shall be executed by Tenant, Business Partner and Landlord. Notwithstanding anything to the contrary, in no event shall said Business Partners exceed a total of four (4) such parties at any point in time. Tenant shall not sublet the Premises without Landlord’s prior written consent, which consent shall not unreasonably be withheld. Tenant’s failure to obtain Landlord’s prior written consent before entering into any assignment, transfer and/or subletting shall be considered a default under this Lease and Landlord shall retain all of its rights under the Lease, including the right to elect, at Landlord sole and absolute discretion, to terminate either the Lease and/or the related sublease. As a condition for granting its consent to any assignment, transfer, or subletting, Landlord shall require: (i) the sublease be a triple net sublease and that the basic rent due under any such sublease be no less than the then current market rent for subleases with annual increases at the then prevailing market rent for subleases (however, in the event Tenant is unable to reasonably obtain a market sublease rent, Landlord will reasonably consider consenting to a below market sublease rent); (ii) the sublease shall require that the security deposit due under the sublease be in the form of a letter of credit drawn upon an institutional lender acceptable and accessible to Landlord in form and content reasonably satisfactory to Landlord, with the letter of credit being assignable to Landlord, at no cost to Landlord, upon notice to said financial institution of a default by Tenant under the Lease; (iii) the sublease shall not provide for subtenant to have an option to extend the term of the sublease or an option to expand the sublet space; and (iv) the Tenant shall pay to Landlord, monthly throughout the term of any approved sublease, fifty percent (50%) of all rents and/or additional consideration due Tenant from the assignees, transferees, or subtenants in excess of the Rent payable by Tenant to Landlord hereunder for the assigned, transferred and/or subleased space (“Excess Rent”) (with said Excess Rent subject to the terms of Lease Paragraph 4.C (“Late Charge”) and Lease Paragraph 21 (“Bankruptcy and Default); provided, however, that before payment to Landlord of such Excess Rent, Tenant shall first be entitled to recover from such Excess Rent the amount of (x) the reasonable leasing commission related to said transaction paid by Tenant to a third party broker not affiliated with Tenant, and (y) only during the original Lease Term (i.e., fifteen (15) years, six (6) months and sixteen (16) days), Tenant’s direct out of pocket costs for the respective subtenant’s interior improvements to the sublet premises specifically made for said subtenant. Tenant shall, by twenty (20) days written notice, advise Landlord of its intent to assign or transfer Tenant’s interest in the Lease or sublet the Premises or any portion thereof for any part of the Term hereof. Within thirty (30) days after receipt of said written notice, Landlord shall advise Tenant as to whether it consents to the proposed assignment or transfer or whether it has elected to withhold its consent in accordance with this Paragraph 18. During the Extended Lease Term, if any, Landlord may, in its sole discretion, elect to terminate this Lease as to the portion of the Premises to be sublet as described in Tenant’s notice on the date specified in Tenant’s notice by giving written notice of such election to terminate; provided, however, that if the proposed assignment or transfer is equal to or greater than fifty percent (50%) of the total square footage of the Leased Premises, and (x) if the sublease term dates as specified in Tenant’s notice is during the initial Term of this Lease, then Landlord shall not have the option to terminate this Lease or (y) if the sublease term dates as specified in Tenant’s notice is during any extended Term of this Lease, then Landlord shall have the right, at its sole option, to terminate this Lease. Tenant shall provide Landlord
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with (a) a copy of the assignment and/or other transfer agreement and a copy of the certification of the change in corporate identity from the Secretary of State in the case of an assignment, or (b) a copy of the sublease in the case of a sublease for Landlord’s review, and upon Landlord’s approval of Tenant’s request to sublease and/or assign, Tenant and the assignee, transferee or subtenant shall execute Landlord’s standard written consent. If this Lease shall terminate pursuant to the foregoing with respect to less than all the Premises, the Rent, as defined and reserved hereinabove shall be adjusted on a pro rata basis to the number of square feet retained by Tenant, and this Lease as so amended shall continue in full force and effect and Landlord, at its cost and expense, shall separately demise the remaining portion of the Premises leased to Tenant. In the event Tenant is allowed to assign, transfer or sublet the whole or any part of the Premises, with the prior written consent of Landlord, no assignee, transferee or subtenant shall assign or transfer this Lease, either in whole or in part, or sublet the whole or any part of the Premises, without also having obtained the prior written consent of Landlord. Notwithstanding the above, in no event shall Landlord consent to a sub-sublease. A consent of Landlord to one assignment, transfer, hypothecation, subletting, occupation or use by any other person shall not release Tenant from any of Tenant’s obligations hereunder or be deemed to be a consent to any subsequent similar or dissimilar assignment, transfer, hypothecation, subletting, occupation or use by any other person. Any such assignment, transfer, hypothecation, subletting, occupation or use without such consent shall be void and shall constitute a breach of this Lease by Tenant and shall, at the option of Landlord exercised by written notice to Tenant, terminate this Lease. The leasehold estate under this Lease shall not, nor shall any interest therein, be assignable for any purpose by operation of law without the written consent of Landlord. As a condition to its consent, Landlord shall require Tenant to pay all expenses in connection with any and all subleases and/or assignments and/or any amendments related thereto, including but not limited to Landlord’s fees for the processing and administration of the consent documentation and Landlord’s attorneys’ fees (if any), and Landlord shall require Tenant’s subtenant, assignee or transferee (or other assignees or transferees) to assume in writing all of the obligations under this Lease and for Tenant to remain liable to Landlord under the Lease.
          B. Grounds to Refuse Proposed Transfer. Notwithstanding the foregoing, Landlord and Tenant agree that it shall not be unreasonable for Landlord to refuse to consent to a proposed assignment, sublease or other transfer (“Proposed Transfer”) if the Premises or any other portion of the Property would become subject to more restrictive additional or different Government Requirements as a direct or indirect consequence of the Proposed Transfer and/or the Proposed Transferee’s use and occupancy of the Premises. However, Landlord may, in its sole discretion, consent to such a Proposed Transfer where Landlord is indemnified by Tenant and (i) the subtenant or (ii) the assignee, in form and substance satisfactory to Landlord and/or to Landlord’s counsel, by Tenant and/or Proposed Transferee from and against any and all costs, expenses, obligations and liability arising out of the Proposed Transfer and/or the Proposed Transferee’s use and occupancy of the Premises and the Property.
          C. Voluntary Termination of Lease – Required Sublease Language. Any and all sublease agreement(s) between Tenant and any and all subtenant(s) (“Subtenant”) (which agreements must be consented to by Landlord, pursuant to the requirements of this Lease) shall contain the following language, unless exempted pursuant to the provisions of this Paragraph 18.C following the indented language below:
          “If Landlord and Tenant jointly and voluntarily elect, for any reason whatsoever, to terminate the Master Lease prior to the scheduled Master Lease termination date, then, if Landlord so elects, this Sublease (if then still in effect) shall terminate concurrently with the termination of the Master Lease. Subtenant expressly acknowledges and agrees that (1) the voluntary termination of the Master Lease by Landlord and Tenant and the resulting termination of this Sublease shall not give Subtenant any right or power to make any legal or equitable claim against Landlord, including without limitation any claim for interference with contract or interference with prospective economic advantage, and (2) Subtenant hereby waives any and all rights it may have under law or at equity against Landlord to challenge such an early termination of the Sublease, and unconditionally releases and relieves Landlord, and its officers, directors, employees and agents, from any and all claims, demands, and/or causes of action whatsoever (collectively, “Claims”), whether such matters are known or unknown, latent or apparent, suspected or unsuspected, foreseeable or unforeseeable, which Subtenant may have arising out of or in connection with any such early termination of this Sublease. Subtenant knowingly and intentionally waives any and all protection which is or may be given by Section 1542 of the California Civil Code which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.
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          The term of this Sublease is therefore subject to early termination. Subtenant’s initials here below evidence (a) Subtenant’s consideration of and agreement to this early termination provision, (b) Subtenant’s acknowledgment that, in determining the net benefits to be derived by Subtenant under the terms of this Sublease, Subtenant has anticipated the potential for early termination, and (c) Subtenant’s agreement to the general waiver and release of Claims above.

Initials:		Initials:		”
	Subtenant		Tenant

Landlord agrees that in the event the Master Lease is terminated by Landlord due to an uncured default of Tenant, Landlord will allow the then existing subtenant, but not a Business Partner under a License Agreement, to continue to lease said sublet premises provided it complies with all the terms and conditions of the Master Lease and meets all of the conditions listed in (a) through (e) below:
               (a) The subtenant leases one hundred percent (100%) of the Building and subtenant occupies one hundred percent (100%) of the Building;
               (b) The Basic and Additional Rent and Security Deposit required during the term of the sublease commencing with the termination of this Lease will be the greater of (i) the rates/amounts stated in the sublease; or (ii) the rates/amounts stated in this Lease;
               (c) Any options to extend the term of the sublease or this Lease shall be null and void;
               (d) The subtenant’s financial condition shall be acceptable to Landlord at such time as this Lease is terminated; and
               (e) The subtenant has consistently performed as required under the terms of its sublease and has not been in monetary default of its sublease, after the expiration of applicable cure periods, for the prior twelve (12) months of its sublease term.
Notwithstanding anything to the contrary above, in the event the Lease is terminated due to bankruptcy or liquidation action or the assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, or the insolvency of Tenant, the above agreement to allow subtenant to remain shall be null and void.
          D. State of Incorporation Change; Name Change. Notwithstanding anything to the contrary above, Tenant’s re-incorporation in another jurisdiction and/or the act of Tenant changing Tenant’s legal name shall not be considered an assignment; however, (i) Tenant shall provide Landlord with notice of such change in Tenant’s name and/or state of incorporation, which notice shall include a copy of the certification from the Secretary of State and (ii) Tenant and Landlord shall execute Landlord’s standard acknowledgement for any such change in Tenant’s name and/or state of incorporation.
          E. Permitted Transfers. In addition to and notwithstanding anything to the contrary in Paragraph 18.A above, and provided Tenant is not in default of this Lease beyond the applicable cure period, Landlord hereby agrees to: (1) consent to Tenant’s assigning or subletting said Lease to: (i) any parent or subsidiary corporation, or corporation with which Tenant merges or consolidates provided that (a) said affiliate or successor owns all or substantially all of the assets of Tenant, (b) the net worth of said parent or subsidiary corporation, or said corporation has a net worth equal to or greater than Tenant’s net worth (x) at the time of Lease execution or (y) at the time of such assignment, merger, or consolidation, whichever is greater or if said net worth of the acquiring entity is not equal to or greater than Tenant’s net worth as provided for above, but is reasonably deemed sufficiently creditworthy as determined by Landlord (hereinafter referred to as “Net Worth Requirement”) (collectively “Permitted Transfers”), and (c) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of such assignment, sublease, proposed purchase, merger or sale (if not prohibited by law, given applicable disclosure and confidentiality requirements, or if prohibited by law, immediately after such effective date); or (ii) any third party or entity to whom Tenant, as an ongoing concern, sells all or substantially all of its assets; provided that (a) said affiliate or successor owns all or substantially all of the assets of Tenant, (b) the acquiring corporation meets the Net Worth Requirement prior to and after the merger, consolidation or acquisition (collectively “Permitted Transfers”), and (c) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization; and (2) waive its right to terminate the Lease due to a Permitted Transfer. No such assignment or subletting will release the Tenant from its liability and responsibility under this
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Lease to the extent Tenant continues in existence following such transaction. Notwithstanding the above, Tenant shall be required to (a) give Landlord fifteen (15) days written notice prior to the effective date of such assignment or subletting (unless a shorter time period is required pursuant to applicable governmental regulations) to any Permitted Transferee, (b) execute Landlord’s consent document prepared by Landlord reflecting the assignment or subletting and (c) pay Landlord’s costs for processing said Consent prior to the effective date of said assignment or sublease. Nothing herein shall be deemed to permit any Permitted Transferee to further assign this Lease or sublet all or any portion of the Premises to any other party without Landlord’s prior written consent.
     19. SUBORDINATION AND MORTGAGES. In the event Landlord’s title or leasehold interest is now or hereafter encumbered by a deed of trust, upon the interest of Landlord in the Premises and Building, to secure a loan from a lender (hereinafter referred to as “Lender”) to Landlord, Tenant shall, at the request of Landlord or Lender, execute in writing an agreement (in form reasonably acceptable to Tenant), subordinating its rights under this Lease to the lien of such deed of trust, or, if so requested, agreeing that the lien of Lender’s deed of trust shall be or remain subject and subordinate to the rights of Tenant under this Lease, provided that such Lender agrees that Tenant’s possession under this Lease shall not be disturbed if Tenant is not in default (and if in default, Tenant’s right to cure said default has not expired) and so long as Tenant shall pay all Rent and observe and perform all of the provisions set forth in this Lease and any subordination agreement shall reflect the agreement of the Lender to the same.
     Landlord’s Waiver. Provided Tenant is not in default of this Lease, Landlord shall within ten (10) business days of receipt of Tenant’s written request to Landlord to provide a waiver agreement for Tenant’s leased and/or financed equipment (which request shall include a detailed itemization of said leased and/or financed equipment to be referenced under said waiver), Landlord shall, after its review and approval of said list, submit Landlord’s standard form waiver agreement (“Waiver Agreement”) to Tenant and the respective third party for their execution; upon receipt of the fully executed Waiver Agreement, Landlord shall execute and return Landlord’s Waiver Agreement to Tenant within ten (10) business days thereafter.
     20. ENTRY BY LANDLORD. Landlord reserves and shall at all reasonable times after at least twenty four (24) hours notice (except in emergencies) have, subject to Tenant’s reasonable security requirements and subject to Tenant’s restricted area requirements such as, by way of example, the areas of the Premises such as “clean rooms” and areas in which manufacturing occurs, where special clothing and entry procedures are required, the right to enter the Premises to inspect them; to perform any services to be provided by Landlord hereunder; to make repairs or provide any services to a contiguous tenant(s) (if any); to submit the Premises to prospective purchasers, mortgagers or tenants; and to post notices of non-responsibility, if applicable, all without abatement of Rent; provided, however that the business of Tenant shall be interfered with to the least extent that is reasonably practical. Any entry to the Premises by Landlord in accordance with the provisions of this Paragraph, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.
     21. BANKRUPTCY AND DEFAULT. The commencement of a bankruptcy action or liquidation action or reorganization action or insolvency action or an assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, or the insolvency of Tenant, shall, at Landlord’s option, constitute a breach of this Lease by Tenant. If the trustee or receiver appointed to serve during a bankruptcy, liquidation, reorganization, insolvency or similar action elects to reject Tenant’s unexpired Lease, the trustee or receiver shall notify Landlord in writing of its election within thirty (30) days after an order for relief in a liquidation action or within thirty (30) days after the commencement of any action.
     Within thirty (30) days after the court approval of the assumption of this Lease, the trustee or receiver shall cure (or provide adequate assurance to the reasonable satisfaction of Landlord that the trustee or receiver shall cure) any and all previous defaults under the unexpired Lease and shall compensate Landlord for all actual pecuniary loss and shall provide adequate assurance of future performance under said Lease to the reasonable satisfaction of Landlord. Adequate assurance of future performance, as used herein, includes, but shall not be limited to: (i) assurance of source and payment of Rent, and other consideration due under this Lease; (ii) assurance that the assumption or assignment of this Lease will not breach substantially any provision, such as radius, location, use, or exclusivity provision, in any agreement relating to the above described Premises.
     Nothing contained in this section shall affect the existing right of Landlord to refuse to accept an assignment upon commencement of or in connection with a bankruptcy, liquidation, reorganization or insolvency action or an assignment of Tenant for the benefit of creditors or other similar act. Nothing contained in this Lease shall be construed as giving or granting or creating an equity interest in the demised Premises to Tenant. In no event shall the leasehold estate under this Lease, or any interest
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therein, be assigned by voluntary or involuntary bankruptcy proceeding without the prior written consent of Landlord.
     The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a default under this Lease by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of five (5) days from the date of written notice from Landlord within which to cure any default in the payment of Rent or adjustment thereto; however, Landlord has agreed, as an accommodation to Tenant, to provide Tenant with ten (10) days versus five (5) days to cure a monetary default in the event Landlord gives Tenant written notice “to pay or quit” (in which event said Lease would be terminated in the event Tenant failed to pay such delinquent amount due within said ten (10) day period. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other non-monetary default under this Lease; provided, however, that with respect to non-monetary defaults not involving Tenant’s failure to pay Basic Rent or Additional Rent, Tenant shall not be in default if (i) more than thirty (30) days is required to cure such non-monetary default and (ii) Tenant commences cure of such default as soon as reasonably practicable after receiving written notice of such default from Landlord and thereafter continuously and with due diligence prosecutes such cure to completion. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:
               (a) The rights and remedies provided for by California Civil Code Section 1951.2 including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2. Any proof by Tenant under subparagraphs (2) and (3) of Section 1951.2 of the California Civil Code of the amount of rental loss that could be reasonably avoided shall be made in the following manner: Landlord and Tenant shall each select a licensed real estate broker in the business of renting property of the same type and use as the Premises and in the same geographic vicinity. Such two real estate brokers shall select a third licensed real estate broker, and the three licensed real estate brokers so selected shall determine the amount of the Rent loss that could be reasonably avoided from the balance of the Term of this Lease after the time of award. The decision of the majority of said licensed real estate brokers shall be final and binding upon the parties hereto. As part of such damages, Landlord shall have the right to recover that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term of this Lease without double recovery.
               (b) The rights and remedies provided by California Civil Code Section 1951.4, which allows Landlord to continue the Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant’s right to possession; acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.
               (c) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law.
               (d) To the extent permitted by law, the right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law. Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term of this Lease) and at such Rent and such other terms as Landlord in its reasonable sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each subletting, (i) Tenant shall be immediately liable to pay Landlord, in addition to indebtedness other than Rent due hereunder, the reasonable cost of such subletting, including, but not limited to, reasonable attorneys’ fees, and any real estate commissions actually paid, and the cost of such reasonable alterations and repairs incurred by Landlord and the amount, if any, by which the Rent hereunder for the period of such subletting (to the extent such period does not exceed the Term hereof) exceeds the amount to be paid as Rent for the Premises for such period or (ii) at the option of Landlord, rents received from such subletting shall be applied first to payment of indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any Rent to be received by such subletting under option (i) and such Rent shall not be promptly paid to Landlord by the subtenant(s), or if such rentals received from such subletting under option (ii) during any month be less than that to be paid during the month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its
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part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.
               (e) The right to have a receiver appointed for Tenant upon application by Landlord, to take possession of the Premises and to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to subparagraph (d) above.
     22. ABANDONMENT. Tenant shall not vacate or abandon the Premises at any time during the Term of this Lease and if Tenant shall abandon, vacate or surrender said Premises to Landlord, or be dispossessed by the process of law, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord. Notwithstanding the above, Tenant shall not be in default under the Lease if it leaves all or any part of Premises vacant so long as (i) Tenant is performing all of its other obligations under the Lease including the obligation to pay Rent (ii) Tenant provides on-site security during normal business hours for those parts of the Premises left vacant, (iii) such vacancy does not materially and adversely affect the validity or coverage of any policy of insurance carried by Landlord with respect to the Premises, and (iv) the utilities and heating and ventilation systems are operated and maintained to the extent necessary to prevent damage to the Premises or its systems.
     23. DESTRUCTION. In the event the Premises are destroyed in whole or in part from any cause, except for routine maintenance and repairs and incidental damage and destruction caused from vandalism and accidents for which Tenant is responsible under Paragraph 8, Landlord may, at its option:
     (a) Rebuild or restore the Premises to their condition prior to the damage or destruction, or
     (b) Terminate this Lease, in the event that (i) the Premises is damaged to the extent of fifty percent (50%) or more of the replacement cost, exclusive of footings, foundations and floor slabs and (ii) Landlord’s general contractor in charge of repair and restoration reasonably estimates that the repair and restoration of such damaged area shall require more than one hundred eighty (180) days following the date of such damage or destruction. Notwithstanding the foregoing, Landlord shall not have the right to terminate this Lease as provided in this subparagraph (b) if Tenant, in the exercise of its sole discretion elects within fifteen (15) days after receipt of Landlord’s termination notice to restore the Premises at Tenant’s sole cost. In the event Tenant so elects, Tenant shall immediately undertake to restore the Premises to its condition existing as of the date of the damage. Landlord shall make available to Tenant all proceeds of insurance available as the result of the casualty, up to the amount of the restoration cost (net of the deductible), and said proceeds shall be used to pay for the restoration of said Premises. Tenant shall pay one hundred percent (100%) of each progress payment due to the contractor restoring the Premises, and submit to Landlord a request for reimbursement which bears the same relationship to the total amount of the progress payment in question as to the amount of the insurance proceeds so received by Landlord. With each request for reimbursement, Tenant shall provide Landlord with a copy of the related invoice(s), copies of the paid check(s) representing payment of said invoice(s) and copies of conditional lien releases signed by the general contractor in charge of the restoration. Provided Landlord has actually received insurance proceeds from the insurance carrier, Landlord shall reimburse Tenant within fifteen (15) business days of receipt of all the required documents its prorata share of said payment from the insurance proceeds received by Landlord.
     If Landlord does not give Tenant notice in writing within thirty (30) days from the destruction of the Premises of its election to either rebuild and restore them, or to terminate this Lease, Landlord shall be deemed to have elected to rebuild or restore them, in which event Landlord agrees, at its expense except for any deductible, which, pursuant to the specific provisions of this Lease, is the responsibility of the Tenant, promptly to rebuild or restore the Premises to their condition prior to the damage or destruction. In any case, Tenant shall be entitled to a reduction in Rent from the date of such damage or destruction, provided Tenant is not using any portion of such damaged area, while such repair is being made, until the Premises are restored, in the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises. If Landlord initially estimates that the rebuilding or restoration will exceed 180 days or if Landlord does not complete the rebuilding or restoration within one hundred eighty (180) days following the date of destruction (such period of time to be extended for delays caused by the fault or neglect of Tenant or because of Acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargos, rainy or stormy weather, inability to obtain materials, supplies or fuels, acts of contractors or subcontractors, or delay of the contractors or subcontractors due to such causes or other contingencies beyond the control of Landlord) (the “Allowed Restoration Period”), then, provided the Premises is damaged to the extent of fifty percent (50%) or more of the replacement cost (exclusive of footings, foundations and floor slabs), Tenant shall have the right to terminate this Lease by giving written notice to Landlord within five days following the date Tenant receives Landlord’s written notice stating that the restoration will exceed the Allowed Restoration Period. If Landlord elects to terminate the
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Lease early due to destruction as provided herein, Tenant shall not be liable for the insurance deductible as it relates to the Premises; however if Tenant elects to terminate, Tenant shall remain liable for payment of fifty percent (50%) of the insurance deductible as it relates to the Premises. Notwithstanding anything herein to the contrary, Landlord’s obligation to rebuild or restore shall be limited to the Building and interior improvements constructed by Landlord as they existed as of the Commencement Date of the Lease and shall not include restoration of Tenant’s trade fixtures, equipment, merchandise, or any improvements, alterations or additions made by Tenant to the Premises, which Tenant shall forthwith replace or fully repair at Tenant’s sole cost and expense provided this Lease is not canceled according to the provisions above.
     Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect. Tenant hereby expressly waives the provision of Section 1932, Subdivision 2, in Section 1933, Subdivision 4 of the California Civil Code.
     In the event the Lease is subsequently amended whereby Tenant is leasing less than one hundred percent (100%) of said Building and in the event that the Building in which the Premises are situated is damaged or destroyed to the extent of not less than fifty percent (50%) of the replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises be injured or not. Notwithstanding anything to the contrary herein, Landlord may terminate this Lease in the event of an uninsured event or if insurance proceeds are insufficient to cover one hundred percent of the rebuilding costs net of the deductible; provided, however, Tenant shall have the right to elect, in its discretion, to pay such excess costs to Landlord (within 30 days of Tenant’s receipt of an invoice from Landlord) and Landlord shall thereafter repair the Premises or require Tenant to repair said Premises or Building as the case may be.
     24. EMINENT DOMAIN. If all or any part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title vests in the condemnor, and Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired Term of this Lease. Notwithstanding the foregoing sentence, any compensation specifically awarded Tenant for loss of business, Tenant’s then unamortized share of the cost of the Tenant Improvements paid for by Tenant, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.
     If any action or proceeding is commenced for such taking of the Premises or any material part thereof, or if Landlord is advised in writing by any entity or body having the right or power of condemnation of its authorized election to condemn the Premises or any material part thereof, then Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof within sixty (60) days of the date of receipt of said written advice, or commencement of said action or proceeding, or taking conveyance, which termination shall take place as of the first to occur of the last day of the calendar month next following the month in which such notice is given or the date on which title to the Premises shall vest in the condemnor.
     In the event of a partial taking or conveyance of the Premises, if the portion of the Premises taken or conveyed is so substantial that the Tenant can no longer reasonably conduct its business, Tenant shall have the privilege of terminating this Lease within ten (10) days from the date of such taking or conveyance, upon written notice to the Landlord of its intention so to do, and upon giving of such notice this Lease shall terminate on the earlier of the date by which Tenant was no longer able to reasonably conduct its business provided the entity taking the Premises pays to Landlord the difference in Rent that would otherwise be due Landlord for the period prior to the expiration of the thirty (30) days from the date of taking, or that date which is thirty (30) days from the date of such notice , and Tenant shall pay Rent from the date of such taking or conveyance to the date of Lease termination.
     If a portion of the Premises be taken by condemnation or conveyance in lieu thereof and neither Landlord nor Tenant shall terminate this Lease as provided herein, this Lease shall continue in full force and effect as to the part of the Premises not so taken or conveyed, and the Rent herein shall be apportioned as of the date of such taking or conveyance so that thereafter the Rent to be paid by Tenant shall be in the ratio that the area of the portion of the Premises not so taken or conveyed bears to the total area of the Premises prior to such taking.
     25. SALE OR CONVEYANCE BY LANDLORD. In the event of a sale or conveyance of the Premises or any interest therein, by any owner of the reversion then constituting Landlord, then, upon the written assumption of Landlord’s rights and obligations under this Lease, the transferor shall thereby be released from any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant, and in such event, insofar as such transfer is concerned, Tenant agrees to look solely to the responsibility of the successor in interest of such transferor in and to the
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Premises and this Lease for any obligations of Landlord first accruing after the date of such transfer, unless the successor in interest has also agreed in writing to assume any prior obligations of Landlord, in which event Tenant shall look to the successor in interest for any obligations of Landlord that may have accrued prior to as well as after said sale or conveyance by Landlord. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the successor in interest of such transferor.
     26. ATTORNMENT TO LENDER OR THIRD PARTY. In the event the interest of Landlord in the Premises and Building (whether such interest of Landlord is a fee title interest or a leasehold interest) is encumbered by deed of trust, and such interest is acquired by the lender or any third party through judicial foreclosure or by exercise of a power of sale at private trustee’s foreclosure sale, Tenant hereby agrees to attorn to the purchaser at any such judicial foreclosure or foreclosure sale and to recognize such purchaser as the Landlord under this Lease. In the event the lien of the deed of trust securing the loan from a Lender to Landlord is prior and paramount to the Lease, this Lease shall nonetheless continue in full force and effect for the remainder of the unexpired Term hereof, at the same rental herein reserved and upon all the other terms, conditions and covenants herein contained. In addition to and not withstanding anything to the contrary above, this Lease shall bind any successor in interest to Landlord, including any party foreclosing any security interest to which the Premises may be subject, including foreclosure by judicial process and sale under any power provided in any deed of trust, and Tenant shall not be required to waive any right herein provided.
     27. HOLDING OVER. Any holding over by Tenant after expiration or other termination of the Term of this Lease shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after the expiration or other termination of the Term of this Lease shall be construed to be a tenancy at sufferance, on the same terms and conditions herein specified insofar as applicable except that the monthly Basic Rent shall be increased to an amount equal to one hundred seventy-five percent (175%) of the monthly Basic Rent required during the last month of the Term; provided, however, that the monthly Rent shall be prorated based on the actual number of days in the month for any partial month of the holding over. Holding over conduct within the meaning of the Lease and this Paragraph 27 shall also include the failure by Tenant to surrender the Premises on the Termination Date in the physical condition described in Paragraphs 5 (“Acceptance and Surrender of Premises”), 7 (“Alterations and Additions”) and 8 (“Tenant Maintenance”) and/or any Consents to Modifications/Alterations (if any) for which conduct Tenant shall be subject to the Hold Over Basic Rent under this paragraph until the Premises is restored to the condition required under this Lease.
     28. CERTIFICATE OF ESTOPPEL. Tenant shall at any time within ten (10) days of receipt of prior written notice from Landlord execute, acknowledge and deliver to Landlord an estoppel statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Basic Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any, are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord; that there are no uncured defaults in Landlord’s performance, and that not more than one month’s Basic Rent, if any, has been paid in advance.
     29. CONSTRUCTION CHANGES. Landlord does not guarantee the accuracy of any drawings supplied to Tenant and verification of the accuracy of such drawings rests with Tenant.
     30. RIGHT OF LANDLORD TO PERFORM. All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to timely pay any sum of money, or other Rent, required to be paid by it hereunder and such failure shall continue for five (5) days after written notice thereof by Landlord or shall fail to perform any other term or covenant hereunder on its part to be performed, and such failure shall continue for thirty (30) days after written notice thereof by Landlord (or such longer grace period as provided under Paragraph 21), Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obliged to, make any such payment or perform any such other term or covenant on Tenant’s part to be performed. All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the Interest Rate (as defined in Paragraph 17 (“Liens”) above) from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord within five (5) business days after demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment by Tenant as in the case of failure by Tenant in the payment of Rent hereunder.
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     31. ATTORNEYS’ FEES.
          A. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief against the other party hereunder, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action.
          B. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable attorneys’ fees.
     32. WAIVER. The waiver by either party of the other party’s failure to perform or observe any term, covenant or condition herein contained to be performed or observed by such waiving party shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure of the party failing to perform or observe the same or any other such term, covenant or condition therein contained, and no custom or practice which may develop between the parties hereto during the Term hereof shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof.
     33. NOTICES. All notices, demands, requests, advices or designations which may be or are required to be given by either party to the other hereunder shall be in writing and shall be delivered as follows:
     To Tenant: All notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally served on Tenant or if sent by United States certified or registered mail, postage prepaid or by a reputable commercial carrier’s same day or overnight service addressed to Tenant as follows
Until such date that Tenant notifies Landlord in writing to submit notices to the Premises, notices to Tenant shall be delivered to:

595 Penobscot Drive
Redwood City, California 94063
Attention: Chief Financial Officer
Attention: General Counsel
Following such date of Landlord’s receipt of Tenant’s written notice to change its mailing address, notice shall be at the Premises.
     To Landlord: All notices, demands, requests, advices or designations by Tenant to Landlord shall be sent by United States certified or registered mail, postage prepaid, or by a reputable commercial carrier’s same day or overnight service addressed to Landlord at its offices at: PEERY/ARRILLAGA, 2560 MISSION COLLEGE BLVD., SUITE 101, SANTA CLARA, CA 95054, Attention: Company Manager.
Each notice, request, demand, advice or designation referred to in this paragraph shall be deemed received on the date of the personal service or receipt or refusal to accept receipt of the mailing thereof in the manner herein provided, as the case may be. Either party shall have the right, upon ten (10) days written notice to the other, to change the address as noted herein; however, Landlord shall send Tenant notices to only one address of Tenant as identified above.
     34. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.
     35. DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than (30) days after written notice (except in the case of an emergency) by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
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     36. CORPORATE AUTHORITY. Tenant is a corporation and, in addition to the representations and warranties set forth in Paragraph 40 (“Authority to Execute”) below, represents and warrants that each individual is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the by-laws of said corporation and that this Lease is binding upon said corporation in accordance with its terms. Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of the Board of Directors of Tenant authorizing or ratifying the specific execution of this Lease by the individual executing said Lease. In lieu of said corporate resolution, Tenant may provide Landlord with an outside legal opinion stating that the party executing this Lease on behalf of Tenant is authorized to do so by the Board of Directors.
     37. LIMITATION OF LIABILITY. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
     (a) the sole and exclusive remedy shall be against Landlord’s interest in the Premises leased herein;
     (b) no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership);
     (c) no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);
     (d) no partner of Landlord shall be required to answer or otherwise plead to any service of process;
     (e) no judgment will be taken against any partner of Landlord;
     (f) any judgment taken against any partner of Landlord may be vacated and set aside at any time without hearing;
     (g) no writ of execution will ever be levied against the assets of any partner of Landlord;
     (h) these covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.
     Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.
     38. SIGNS. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside of the Building or any exterior windows of the Building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to Tenant and at the expense of Tenant. If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, upon expiration or other sooner termination of this Lease, Tenant at Tenant’s sole cost and expense shall both remove such sign and repair all damage in such a manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.
     All approved signs and/or lettering on sign monuments shall be printed, painted, affixed or inscribed at the sole cost and expense of Tenant by a licensed contractor reasonably approved of by Landlord.
     Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises.
     Notwithstanding anything to the contrary in this Paragraph 38 and subject to (i) Tenant complying with all laws, ordinances, regulations, and covenants, conditions or restrictions applicable to the Premises and the Design Guidelines of the Ardenwood Corporate Commons, a copy of which has been provided to Tenant and (ii) Landlord’s approval of Tenant’s signage, Tenant shall be entitled to install, at Tenant’s sole cost and expense, Tenant’s name on (a) 100% of the monument sign for the Building in which the Premises are located (the exact placement to be approved by Landlord), (b) on the exterior glass adjacent to the entrance to the main lobby of the Building (the exact placement and size of Tenant’s sign is to be reasonably approved by Landlord), and (c) on the exterior glass walls (including the glass wall facing the freeway adjacent to the Ardenwood Complex), but not on the precast concrete portion of the Building, with the understanding that Tenant shall be liable for repairing any damage to
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said monument and door resulting from the installation and or removal of said signs upon Lease Termination.
     39. CONSENT. Whenever the consent of one party to the other is required hereunder, such consent shall not be unreasonably withheld.
     40. AUTHORITY TO EXECUTE. The parties executing this Lease hereby warrant and represent that they are properly authorized to execute this Lease and bind the parties on behalf of whom they execute this Lease and to all of the terms, covenants and conditions of this Lease as they relate to the respective parties hereto.
     41. HAZARDOUS MATERIALS. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Materials” (as defined herein) on, in, under or about the Premises and real property located beneath said Premises, which includes the entire parcel of land on which the Premises are located as shown in Green on Exhibit A attached hereto (hereinafter collectively referred to as the “Property”):
     A. As used herein, the term “Hazardous Materials” shall mean any material, waste, chemical, mixture or byproduct which is or hereafter is defined, listed or designated under Environmental Laws (defined below) as a pollutant, or as a contaminant, or as a toxic or hazardous substance, waste or material, or any other unwholesome, hazardous, toxic, biohazardous, or radioactive material, waste, chemical, mixture or byproduct, or which is listed, regulated or restricted by any Environmental Law (including, without limitation, petroleum hydrocarbons or any distillates or derivatives or fractions thereof, polychlorinated biphenyls, or asbestos). As used herein, the term “Environmental Laws” shall mean any applicable Federal, State of California or local government law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement, or approval, or any determination, judgment, directive, or order of any executive or judicial authority at any level of Federal, State of California or local government (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources, or public health and safety.
     B. Tenant shall obtain Landlord’s written consent, which may reasonably be withheld in Landlord’s discretion, prior to the occurrence of any Tenant’s Hazardous Materials Activities (defined below) (and Tenant shall first provide Landlord with a list of said materials used and specify the location in the Premises where said materials are used and stored, the method of storage and disposal of the same, and a copy of the related permits). Landlord’s consent shall not be required for normal use in compliance with applicable Environmental Laws of customary household and office, such as mild cleaners, lubricants and copier toner. Tenant has informed Landlord that Tenant, after obtaining applicable government agency use permits and providing a copy of the same to Landlord, shall use and store certain Hazardous Materials in the Premises (hereinafter, collectively, referred to as “Disclosed Hazardous Materials”). Prior to the occurrence of any Tenant’s Hazardous Materials Activities (defined below), Tenant shall provide Landlord with a list of Hazardous Materials to be used in the Premises, and a copy of the related permits, the Hazardous Materials Use Plan, including the method of storage and disposal of said Hazardous Materials and a floor plan reflecting where the Hazardous Materials shall be used and stored in the Premises. Provided Tenant obtains the required permits and complies with the permit requirements and the terms and conditions stated herein, Landlord does not object to Tenant’s use of such Disclosed Hazardous Materials. As used herein, the term “Tenant’s Hazardous Materials Activities” shall mean any and all use, handling, generation, storage, disposal, treatment, transportation, release, discharge, or emission of any Hazardous Materials on, in, beneath, to, from, at or about the Property, or by Tenant or by any of Tenant’s agents, employees, contractors, vendors, invitees, visitors or its future subtenants or assignees. Tenant agrees that any and all Tenant’s Hazardous Materials Activities shall be conducted in strict, full compliance with applicable Environmental Laws at Tenant’s expense, and shall not result in any contamination of the Property or the environment. Tenant shall not discharge any Hazardous Materials in the plumbing, sewer and/or storm drains in the Premises and/or Parcel. Tenant agrees to provide Landlord with prompt written notice of any spill or release of Hazardous Materials at the Property during the Term of the Lease of which Tenant becomes aware, and further agrees to provide Landlord with prompt written notice of any violation of Environmental Laws in connection with Tenant’s Hazardous Materials Activities of which Tenant becomes aware. If Tenant’s Hazardous Materials Activities involve Hazardous Materials other than normal use of customary household and office supplies, Tenant also agrees at Tenant’s expense: (i) provide Landlord with a written inventory of such Hazardous Materials, including an annual update of same each year upon the anniversary date of the Commencement Date of the Lease (“Anniversary Date”) (the report to be provided to Landlord can be a governmental required report provided said report provides the information required herein); and (ii) on each Anniversary Date, to retain a qualified environmental consultant, acceptable to Landlord, to evaluate whether Tenant is in compliance with all applicable Environmental Laws with respect to Tenant’s Hazardous Materials Activities. Tenant, at its expense, shall submit to Landlord a report from such
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environmental consultant which discusses the environmental consultant’s findings within two (2) months of each Anniversary Date. Tenant, at its expense, shall promptly undertake and complete any and all steps necessary, and in full compliance with applicable Environmental Laws, to fully correct any and all problems or deficiencies identified by the environmental consultant, and promptly provide Landlord with documentation of all such corrections.
     C. Prior to termination or expiration of the Lease, Tenant, at its expense, shall (i) properly remove from the Property all Hazardous Materials which come to be located at the Property in connection with Tenant’s Hazardous Materials Activities, and (ii) fully comply with and complete all facility closure requirements of applicable Environmental Laws regarding Tenant’s Hazardous Materials Activities, including but not limited to (x) properly restoring and repairing the Property to the extent damaged by such closure activities, and (y) obtaining from the local Fire Department or other appropriate governmental authority with jurisdiction a written concurrence that closure has been completed in compliance with applicable Environmental Laws. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any such closure activities.
     D. If Landlord, in its sole discretion, reasonably believes that the Property has become contaminated as a result of Tenant’s Hazardous Materials Activities, Landlord in addition to any other rights it may have under this Lease or under Environmental Laws or other laws, may enter upon the Property subject to the entry provisions of Paragraph 20 (“Entry by Landlord”) and conduct inspection, sampling and analysis, including but not limited to obtaining and analyzing samples of soil and groundwater, for the purpose of determining the nature and extent of such contamination. Tenant shall promptly reimburse Landlord for the costs of such an investigation, including but not limited to reasonable attorneys’ fees Landlord incurs with respect to such investigation, that discloses Hazardous Materials contamination for which Tenant is liable under this Lease. Notwithstanding the above, Landlord may, at its option and in its sole and absolute discretion, choose to perform remediation and obtain reimbursement for cleanup costs as set forth herein from Tenant. Any cleanup costs incurred by Landlord as the result of Tenant’s Hazardous Materials Activities shall be reimbursed by Tenant within thirty (30) days of presentation of written documentation of the expense to Tenant by Landlord. Such reimbursable costs shall include, but not be limited to, any reasonable consultants’ and attorneys’ fees incurred by Landlord. Tenant shall take all actions necessary to preserve any claims it has against third parties, including, but not limited to, its insurers, for claims related to its operation, management of Hazardous Materials or contamination of the Property. Except as may be required of Tenant by applicable Environmental Laws, Tenant shall not perform any sampling, testing, or drilling to identify the presence of any Hazardous Materials at the Property, without Landlord’s prior written consent which may be withheld in Landlord’s discretion. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any sampling, testing or drilling performed pursuant to the preceding sentence.
     E. Tenant shall indemnify, defend (with legal counsel acceptable to Landlord, whose consent shall not unreasonably be withheld) and hold harmless Landlord, its employees, assigns, successors, successors-in-interest, agents and representatives from and against any and all claims (including but not limited to third party claims from a private party or a government authority), liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorneys’, consultants’ and other experts’ fees and costs), and damages, which arise from or relate to: (i) Tenant’s Hazardous Materials Activities; (ii) any Hazardous Materials contamination caused by Tenant prior to the Commencement Date of the Lease; or (iii) the breach of any obligation of Tenant under this Paragraph 41 (collectively, “Tenant’s Environmental Indemnification”). Tenant’s Environmental Indemnification shall include but is not limited to the obligation to promptly and fully reimburse Landlord for losses in or reductions to rental income, and diminution in fair market value of the Property. Tenant’s Environmental Indemnification shall further include but is not limited to the obligation to diligently and properly implement to completion, at Tenant’s expense, any and all environmental investigation, removal, remediation, monitoring, reporting, closure activities, or other environmental response action (collectively, “Response Actions”). Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any Response Actions.
As evidenced by their initials set forth immediately below, Tenant acknowledges that Landlord has provided Tenant with copies of the environmental reports listed on Exhibit D (“Reports”), and Tenant acknowledges that Tenant and Tenant’s experts (if any) have had ample opportunity to review such reports and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property. To the best of Landlord’s actual
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knowledge as of the date of this Lease, except as noted in said Reports, no additional on site Hazardous Materials contamination exist on the Property; however, Landlord shall have no obligation to further investigate.

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	Tenant		Landlord
It is agreed that the Tenant’s responsibilities related to Hazardous Materials will commence on the date Tenant commences the Interior Improvements and will survive the expiration or termination of this Lease and that Landlord may obtain specific performance of Tenant’s responsibilities under this Paragraph 41. As of the Commencement Date of this Lease, to the best of Landlord’s actual knowledge, the Premises are free from contamination by any Hazardous Materials other than those referenced in Exhibit D (“Reports”).
     42. BROKERS. Each party represents and warrants that it has not dealt with any real estate brokers, agents, or finders in connection with this Lease, and knows of no real estate broker, agent or finder who is entitled to a commission in connection with this Lease (“Lease Commission”), except as follows: Mark Pearson of CRESA Partners, whose Lease Commission shall be paid by Landlord in accordance with Landlord’s standard commission policy. Each party agrees to defend, protect, indemnify and hold the other harmless from and against all claims for Lease Commissions, finder’s fees, and other compensation made by any other broker, agent, or finder as consequence of such parties’ actions or dealings with such other broker, agent or finder (other than Mark Pearson of CRESA Partners, in the case of Landlord or Tenant). The parties hereto acknowledge that Landlord will not pay an additional Lease Commission to Mark Pearson, CRESA Partners or to any other broker in the event (i) the original Term of this Lease is extended or the square footage leased hereunder is increased for any reason whatsoever, or (ii) Tenant exercises its Option to Lease adjacent property pursuant to Paragraph 47 (“Option to Lease Adjacent Property”).
     43. ASSOCIATION DUES: The Premises is part of the Ardenwood Technology Park Property Owner’s Association (the “Association”), and is subject to Association Dues to fund the cost of the Association’s obligations and expenses as authorized under the By-Laws of said Association. As of the date of this Lease, Tenant’s current prorata share of the Association Dues is currently estimated at Fifty-Four and 33/100 Dollars ($54.33) per month and is subject to adjustment as provided for by said Association. Said Association Dues are payable by Tenant to Landlord as Additional Rent on a monthly basis throughout the Term of this Lease. Tenant understands that it will not be a direct member of the Association.
     44. LEASE TERMS CO-TERMINOUS: It is acknowledged that (i) concurrently with the execution of this Lease for Building 5, Landlord and Tenant are also executing a separate lease agreement dated May 16, 2005 (hereinafter referred to as the “Building 6 Lease”) affecting adjacent property located at 6800 Dumbarton Circle, Fremont, California and an Option Agreement (as referenced in Paragraph 47 (“Option to Lease Adjacent Property”) below and (ii) it is the intention of the parties that the Termination Date of this Lease be co-terminous with the term of the Building 6 Lease such that the terms of both leases expire on the same date, subject however to the early termination of this Lease resulting from the terms and conditions stated under Paragraph 21 (“Bankruptcy and Default”) and Landlord’s option to terminate the Building 6 Lease as stated in Paragraph 45 (“Cross Default”). It is agreed to by the parties hereto that a termination of this Lease resulting from Paragraph 23 (“Destruction”) or Paragraph 24 (“Eminent Domain”) shall not result in a termination of the Building 6 Lease, unless Landlord elects, at its sole and absolute discretion, to terminate both of the leases. In the event Tenant exercises its Option to Lease Building 3 pursuant to the Option Agreement , the Term of this Lease and the Building 6 Lease shall be co-terminous with the Building 3 Lease entered into pursuant to the Option as referenced in Paragraph 47 (“Option to Lease Adjacent Property”).
     45. CROSS DEFAULT: As a material part of the consideration for the execution of this Lease by Landlord, it is agreed between Landlord and Tenant that a default under this Lease, or a default under Building 6 Lease may, at the option of Landlord, be considered a default under both leases, in which event Landlord shall be entitled (but in no event required) to apply all rights and remedies of Landlord under the terms of one lease to both leases including, but not limited to, the right to terminate one or both of said leases by reason of a default under said Building 6 Lease or hereunder. Notwithstanding anything to the contrary above, in the event Tenant exercises its Option to Lease the Option Property pursuant to the Option Agreement, as long as this Lease and the Option Building Lease are owned by the same entity (or by affiliates or the heirs of Landlord hereunder), the cross default provisions of this Paragraph 45 shall also apply to the Option Building Lease entered into pursuant to the Option as referenced in Paragraph 47 (“Option to Lease Adjacent Property”).
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     46. TWO (2) — FIVE (5) YEAR OPTIONS TO EXTEND: Landlord hereby grants to Tenant, subject to the provisions below, two (2) — five (5)-year Options to Extend this Lease Agreement as follows;
          A. FIRST FIVE (5)-YEAR OPTION PERIOD: Tenant shall have a “First Option to Extend” this Lease Agreement for an additional five (5) year period (“First Extended Term”) upon the following terms and conditions;
               (a) Notice; Deadline. Tenant shall give Landlord written notice of Tenant’s exercise of this First Option to Extend no earlier than May 31, 2019 and no later than 5:00 p.m. (PST) on November 29, 2019 (based on the currently schedule Lease Termination Date of November 30, 2020 which date is subject to change if Tenant exercises its Option to Lease (i) Building 3, (ii) Buildings 3 and 4, or (iii) Building 3A, as the case may be and as referenced in Paragraph 47 (“Option to Lease Adjacent Property”)), in which event the Lease shall be considered extended for an additional five (5) years subject to the Basic Rent and Security Deposit to be determined pursuant to Paragraph 46.A(b) below and the terms and conditions as contained in this Lease, except for (i) the then non-applicable paragraphs (for example, Paragraph 47 (“Option to Lease Adjacent Property”), reference to the Construction Agreement, etc., which shall be deleted), (ii) modification to said terms and conditions related to any change in any government rules, regulations and/or laws, which affect the Premises and/or commercial properties, and/or (iii) modification to the Lease and/or Building required by the insurance underwriters in order to maintain the required insurance coverage (“Revised Terms and Conditions”); and (v) this Paragraph 46 shall thereafter be deleted. In the event that Tenant fails to timely exercise Tenant’s option as set forth herein in writing, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Term hereof, absent this Paragraph 46.A and Paragraph 46.B.
               (b) Notice and Acceptance of Terms. In the event Tenant timely exercises Tenant’s First Option to Extend as set forth herein, Landlord shall, within fifteen (15) days after receipt of Tenant’s exercise of option, advise Tenant of the Revised Terms and Conditions, Basic Rent and Security Deposit (however, in no event shall the required Security Deposit be less than the Security Deposit required in Lease Paragraph 4.G (“Rent: Security Deposit”)) required for the First Extended Term of the Lease, with the Basic Rent rate for the First Extended Term being the greater of (i) the monthly Basic Rent rate due for the last month of the initial Lease Term or (ii) the then current market Basic Rent Rate, as determined by Landlord, for a comparable Term and for comparable buildings in Fremont, California (the “Market Basic Rent Rate”). Tenant shall have ten (10) business days after receipt from the Landlord of said Revised Terms and Conditions Basic Rent and Security Deposit in which to (i) accept said Revised Terms and Conditions, Basic Rent and Security Deposit and enter into written documentation confirming same or to (ii) challenge Landlord’s Market Basic Rent Rate by giving written notice of said challenge to Landlord (“Tenant’s Challenge”). In the event Tenant fails to (i) execute said written documentation confirming said Revised Terms and Conditions, Basic Rent and Security Deposit for the First Extended Term of Lease or (ii) challenge Landlord’s Market Basic Rent Rate within said ten (10) business day period, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Term hereof absent this Paragraph 46.A and Paragraph 46.B, with Landlord having no further responsibility or obligation to Tenant with respect to Tenant’s Option to Extend. In the event Tenant challenges Landlord’s Market Basic Rent Rate, Landlord and Tenant shall attempt to agree upon the Market Basic Rent Rate using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days of Tenant’s Challenge notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Basic Rent Rate which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):
               (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Premises, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Basic Rent Rate is the closest to the actual Market Basic Rent Rate as determined by the arbitrators; provided, however, the arbitrators may only select Landlord’s or Tenant’s determination of Market Basic Rent Rate and shall not be entitled to make a compromise determination.
               (ii) The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
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               (iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Basic Rent Rate, and shall notify Landlord and Tenant thereof.
               (iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
               (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
               (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association.
               (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.
               (c) Personal Nature of Option to Extend. The option rights of Tenant under this Paragraph 46, and the Extended Term thereunder, are granted for Tenant’s personal benefit and are not transferable except in connection with a Permitted Transfer under Paragraph 18 (“Assignment and Subletting”)
               (d) Loss of Option to Extend Right. Pursuant to the terms herein, it is agreed that (1) if Tenant is at any time during the preceding twelve (12) months prior to exercising its First Option to Extend in monetary default or in material non-monetary default of this Lease and/or, if applicable, the Building 6 Lease and/or the Option Lease (as defined in Paragraph 47 (“Option to Lease Adjacent Property”) below) and has failed to cure the default in the time period allowed, this Option to Extend is automatically forfeited by Tenant (without notice from Landlord) and Tenant shall have no further Option to Extend this Lease; or (2) if Tenant is subsequently in monetary default or in material non-monetary default at any time prior to the commencement of the Extended Term and, in the event of either (1) or (2) above, has failed to cure the (a) monetary default within ten (10) days from the date of written notice from Landlord, or (b) material non-monetary default within the period allowed, Landlord may at its sole and absolute discretion, cancel and rescind Tenant’s Option to Extend, and unless said Lease is also terminated due to said uncured default, this Lease will continue in full force and effect for the full remaining Term hereof, absent of this Paragraph 46 (A and B).
          B. SECOND FIVE (5)-YEAR OPTION PERIOD: Provided Tenant has extended the Lease for an additional five (5) year period as set forth in Paragraph 46.A above, Tenant shall have a “Second Option to Extend” this Lease Agreement for an additional five (5) year period (“Second Extended Term”) upon the following terms and conditions;
               (a) Notice; Deadline. Tenant shall give Landlord written notice of Tenant’s exercise of this Second Option to Extend no earlier than May 31, 2024 and no later than 5:00 p.m. (PST) on November 29, 2024 (based on the scheduled Lease Termination Date of the First Extended Term of November 30, 2025 which date is subject to change if Tenant exercises its Option to Lease (i) Building 3, (ii) Buildings 3 and 4, or (iii) Building 3A, as the case may be and as referenced in Paragraph 47 (“Option to Lease Adjacent Property”)), in which event the Lease shall be considered extended for an additional five (5) years subject to (i) the Basic Rent and Security Deposit to be determined pursuant to Paragraph 46.B(b) below and the Revised Terms and Conditions; and (ii) this Paragraph 46 shall thereafter be deleted. In the event that Tenant fails to timely exercise Tenant’s option as set forth herein in writing, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Term hereof, absent this Paragraph 46.
               (b) Notice and Acceptance of Terms. In the event Tenant timely exercises Tenant’s Second Option to Extend as set forth herein, Landlord shall, within fifteen (15) days after receipt of Tenant’s exercise of option, advise Tenant of the Revised Terms and Conditions, Basic Rent and Security Deposit (however, in no event shall the required Security Deposit be less than the Security Deposit required in Lease Paragraph 4.G (“Rent: Security Deposit”)) required for the Second Extended Term of the Lease, with the Basic Rent rate for the Second Extended Term being the greater of (i) the monthly Basic Rent rate due for the last month of the First Extended Lease Term or (ii) the then current market Basic Rent Rate, as determined by Landlord, for a comparable Term and for comparable buildings in Fremont, California (the “Market Basic Rent Rate”). Tenant shall have ten (10) business days after receipt from the Landlord of said Revised Terms and Conditions, Basic Rent and Security Deposit in which to (i) accept said Revised Terms and Conditions, Basic Rent and Security Deposit and enter into
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written documentation confirming same or to (ii) challenge Landlord’s Market Basic Rent Rate by giving written notice of said challenge to Landlord (“Tenant’s Challenge”). In the event Tenant fails to (i) execute said written documentation confirming said Revised Terms and Conditions, Basic Rent and Security Deposit for the Second Extended Term of Lease or (ii) challenge Landlord’s Market Basic Rent Rate within said ten (10) business day period, Tenant shall have no further Option to Extend this Lease, and this Lease shall continue in full force and effect for the full remaining Term hereof absent this Paragraph 46, with Landlord having no further responsibility or obligation to Tenant with respect to Tenant’s Option to Extend. In the event Tenant challenges Landlord’s Market Basic Rent Rate, Landlord and Tenant shall attempt to agree upon the Market Basic Rent Rate using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days of Tenant’s Challenge notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Market Basic Rent Rate which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):
               (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Premises, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Basic Rent Rate is the closest to the actual Market Basic Rent Rate as determined by the arbitrators; provided, however, the arbitrators may only select Landlord’s or Tenant’s determination of Market Basic Rent Rate and shall not be entitled to make a compromise determination.
               (ii) The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
               (iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Basic Rent Rate, and shall notify Landlord and Tenant thereof.
               (iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
               (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
               (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association.
               (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.
               (c) Personal Nature of Option to Extend. The option rights of Tenant under this Paragraph 46, and the Extended Term thereunder, are granted for Tenant’s personal benefit and are not transferable except in connection with a Permitted Transfer under Paragraph 18 (“Assignment and Subletting”).
               (d) Loss of Option to Extend Right. Pursuant to the terms herein, it is agreed that (1) if Tenant is at any time during the preceding twelve (12) months prior to exercising its Second Option to Extend in monetary default or if in material non-monetary default of this Lease and/or, if applicable, the Building 6 Lease and/or the Option Lease or Option Leases, as the case may be, and has failed to cure the default in the time period allowed, this Second Option to Extend is automatically forfeited by Tenant (without notice from Landlord) and Tenant shall have no further Option to Extend this Lease; or (2) if Tenant is subsequently in monetary default or in material non-monetary default at any time prior to the commencement of the Second Extended Term and, in the event of either (1) or (2) above, has failed to cure the (a) monetary default within ten (10) days from the date of written notice from Landlord, or (b) material non-monetary default within the period allowed, Landlord may at its sole and absolute discretion, cancel and rescind Tenant’s Second Option to Extend, and unless said Lease is also terminated due to said uncured default, this Lease will continue in full force and effect for the full remaining Term hereof, absent of this Paragraph 46.
Initial: DWD/JA

     47. OPTION TO LEASE ADJACENT PROPERTY: Subject to the terms and conditions of this Lease and the Option Agreement dated May 16, 2005 (the “Option Agreement”), it is acknowledged that Landlord has granted Tenant an option to lease (i) one (1) parcel on which one (1) cold shell of approximately 111,000 ± square feet shall be constructed by Landlord, or (ii) two (2) parcels on which two (2) cold shells shall be constructed by Landlord, or (iii) two (2) combined parcels on which one (1) cold shell shall be constructed by Landlord (“Option Property”) pursuant to the Option Agreement. Said parcels are adjacent to the Building 5 and 6 Leases. Tenant has requested that either (i) one (1) building be constructed on Parcel 1 (“Building 3”), or (ii) two (2) separate buildings be constructed on Parcel 1 and Parcel 2 respectively (“Buildings 3 and 4”), or (iii) in lieu of two (2) separate buildings being constructed on the Option Property, that Parcel 1 and Parcel 2 be combined and that one (1) building be constructed on the combined parcels (“Building 3A”). Landlord has agreed to accommodate Tenant’s request to construct one (1) building/Building 3A of no less than 150,000 ± square feet and no more than 160,000 ± square feet on the combined Parcels 1 and 2 provided (i) approval can be obtained from the City of Fremont and the governing agencies, and (ii) subject to any and all Public Agency restrictions and requirements (items (i) and (ii) collectively hereinafter referred to as “Public Agency Requirements”); however, in no event will Landlord agree to construct a building of less than 150,000 square feet if said Parcels 1 and 2 are combined. In the event Tenant exercises its Option only on (a) Building 3/Parcel 1, or (b) Building 3/Parcel 1 and Building 4/Parcel 2, whereby Parcels 1 and 2 will not be combined, the approximate size of the building to be constructed (a) on Parcel 1/Building 3 shall be approximately 111,000± square feet two-story building and (b) on Parcel 2/Building 4 shall be 39,000± square feet one-story building, subject to all Public Agency Requirements. The initial term of said Option Property lease for either (i) Building 3/Parcel 1, or (ii) Building 3/Parcel 1 and Building 4/Parcel 2, or (iii) Building 3A/combined Parcels 1 and 2 shall be for a term of fifteen (15) years with two (2) — five (5) year options to extend said term (the “Option”). The option parcels are Parcel 1: Assessor’s Parcel Number 543-439-171 shown in Purple Crosshatch on Exhibit A attached hereto, and Parcel 2: Assessor’s Parcel Number 543-439-172 shown in Orange Crosshatch on Exhibit A attached hereto. It is the intention of the parties that the Term of this Lease and the Building 6 Lease be co-terminous with the Term of the Option Property Leases such that the terms of all three (3) leases are scheduled to expire on the same date. The (i) Building 5 Lease and the Building 6 Lease are hereinafter collectively referred to as the “Initial Leases”; (ii) the (a) Building 3 Lease, (b) Building 3 and 4 Leases, or (c) Building 3A Lease, as the case may be, is hereinafter referred to as the “Option Lease;” and (iii) the Initial Leases (Buildings 5 and 6 Leases) and the Option Lease(s) are hereinafter collectively referred to as the “Leases”. Tenant understands that it can exercise its Option on either (i) Parcel 1/Building 3, (ii) Parcel 1/Building 3 and Parcel 2/Building 4 or (iii) on the combined Parcels 1 and 2/Building 3A (but cannot exercise its Option only on Parcel 2/Building 4). In the event Tenant exercises its Option (pursuant to the terms and conditions of the Option Agreement), it is hereby agreed that following the Lease Commencement Date of the Option Lease, the Term of this Lease and the Building 6 Lease shall be extended such that the scheduled Termination Dates of the Initial Leases coincide with the scheduled termination date of the Option Lease (“Initial Lease Term Extension Period”). As soon as the Commencement Date of the Option Lease has been determined, the parties shall execute an amendment to said Initial Leases (i) memorializing the extension of the term of said Initial Leases to be co-terminous with the initial scheduled termination date of the Option Lease and (ii) adjusting the Options to Extend periods in the Initial Leases as referenced in Paragraph 46 (“Two (2) — Five (5) Year Options to Extend”) accordingly to coincide with dates and periods referenced in the options to extend the Option Lease. The monthly Basic Rent on this Lease and the Building 6 Lease during the Initial Lease Term Extension Period shall be the last full monthly Basic Rent scheduled in the Initial Term increased by 3% on the commencement date of said Extension Period (i.e., November 1, 2020) and on each anniversary date thereafter in the Initial Lease Term Extension Period.
For example, if the Option Lease commences on November 1, 2008, and this Lease is scheduled to terminate on November 30, 2020, (i) the Initial Term of this Lease shall be extended by three years to November 30, 2023, and (ii) the per square foot monthly Basic Rent during the first year (December 1, 2020 through November 30, 2021) of the Initial Lease Term Extension Period (December 1, 2020 through November 30, 2023) shall be $3.661 per square foot ($3.555 per square foot x 3%), and (iii) said per square foot monthly Basic Rent shall increase by 3% each year thereafter during the Initial Lease Term Extension Period through November 30, 2023.
If Tenant exercises its Option to Extend under any of the Leases, either of the Initial Leases and/or the Option Lease, the monthly Basic Rent and Security Deposit during the First Extended Term and/or the Second Extended Term under each of the Leases shall be determined pursuant to the terms of Paragraph 46 (“Two (2) — Five (5) Year Options to Extend”).
Initial: DWD/JA

     48. MISCELLANEOUS AND GENERAL PROVISIONS.
     A. Use of Building Name. Tenant shall not, without the written consent of Landlord, use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises.
     B. Premises Address. It is understood that (i) the current address for the Premises is shown on page 1 of this Lease, and that (ii) the address for the Premises is subject to change at any time by the City in which the Premises are located (the “City”). In the event the address assigned to the Premises is changed by the City, this Lease shall thereafter be amended to reflect the assigned address for the Premises leased hereunder and Landlord shall not be liable to Tenant for any costs or expenses incurred by Tenant as a result of said address change.
     C. Choice of Law/Venue; Severability. This Lease shall in all respects be governed by and construed in accordance with the laws of the County of Santa Clara in the State of California and each party specifically stipulates to venue in Santa Clara County. If any provision of this Lease shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.
     D. Definition of Terms. The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term “Tenant” or any pronoun used in place thereof includes the plural as well as the singular and Tenant’s successors and permitted assigns.
     The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provisions hereof.
     E. Time Of Essence. Time is of the essence of this Lease and of each and all of its provisions.
     F. Quitclaim. Concurrently with the execution of this Lease, Tenant shall execute a quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the real property of which Tenant’s Premises are a part; said quitclaim deed shall be held by Landlord and shall be filed by Landlord upon the termination of this Lease.
     G. Incorporation of Prior Agreements; Amendments. This instrument along with any exhibits and attachments hereto and the Option Agreement constitutes the entire agreement between Landlord and Tenant relative to the Premises and this agreement and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant agree hereby that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this agreement.
     H. Recording. Landlord and Tenant agree to execute and record a short form memorandum of this Lease.
     I. Amendments for Financing. Tenant further agrees to execute any reasonable amendments required by a lender to enable Landlord to obtain financing, so long as no increase in Basic Rent or Additional Rent results therefrom and so long as Tenant’s rights hereunder are not substantially affected.
     J. Clauses, Plats and Riders. Clauses, plats and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.
     K. Diminution of Light, Air or View. Tenant covenants and agrees that no diminution or shutting off of light, air or view by any structure which may be hereafter erected (whether or not by Landlord) shall in any way affect this Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant.
(SIGNATURES ON FOLLOWING PAGE)
Initial: DWD/JA

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year last written below.

LANDLORD:		TENANT:

JOHN ARRILLAGA SURVIVOR’S TRUST		GENITOPE CORPORATION
a Delaware corporation

By	/s/ John Arrillaga	By	/s/ Dan W. Denney, Jr.

	John Arrillaga, Trustee		Dan W. Denney, Jr., Ph.D., Chief
Executive Officer

Date:	May 18, 2005	Date:	May 19, 2005

RICHARD T. PEERY SEPARATE		By	/s/ John Vuko

PROPERTY TRUST			John Vuko, Chief Financial Officer

		Date:	May 19, 2005
By:	/s/ Richard T. Peery

Richard T. Peery, Trustee

Date:	May 18, 2005

Initial: DWD/JA

Exhibit A

Exhibit B

Ardenwood IV-6
Second Floor
GENITOPE
6800 Dumbarton Circle
Fremont, CA

COLOR CODE LEGEND

(red)	LEASED PREMISES

Exhibit B

Ardenwood IV-6
Ground Floor
GENITOPE
6800 Dumbarton Circle
Fremont, CA

COLOR CODE LEGEND

	LEASED PREMISES

Exhibit C
May 16, 2005
Mr. John Vuko
Chief Financial Officer
Genitope Corporation
525 Penobscot Drive
Redwood City, CA 94063

RE:	CONSTRUCTION AGREEMENT RELATED TO LEASE AGREEMENT DATED MAY 16, 2005 FOR BUILDING 6, BY AND BETWEEN THE JOHN ARRILLAGA SURVIVOR’S TRUST AND THE RICHARD T. PEERY SEPARATE PROPERTY TRUST, AS LANDLORD, AND GENITOPE CORPORATION, A DELAWARE CORPORATION, AS TENANT, FOR ALL OF THAT CERTAIN 109,786+ SQUARE FOOT BUILDING LOCATED AT 6800 DUMBARTON CIRCLE, FREMONT, CALIFORNIA.
Gentlemen:
     This construction agreement (“Agreement”) will confirm our agreement relative to the shell of the building and interior improvements related thereto to be constructed by Landlord on the property leased under the lease referenced above, hereinafter referred to as the “Lease”, and shall be considered a part of the Lease.
     1. DEFINITIONS: As used in this Agreement, the following terms shall have the following meanings, and terms which are not defined below, but which are defined in the Lease which are used in this Agreement, shall have the meanings ascribed to them by the Lease:
          A. Shell Improvements: The term “Shell Improvements” shall mean the following which have been constructed by Landlord: (i) the shell of a two story industrial building containing approximately 109,786± square feet (not including (a) any atriums, covered entrances or egresses and covered Building loading areas which would bring the total Building size to 111,465 ± square feet, and (b) any potential bridge between this Building 6 and adjacent Building 5 (the “Building Connector”)), consisting of foundation, first and second story floor slab, building exterior precast concrete panels, building exterior window wall system (including standard ten foot high exterior doors and standard exterior door hardware), load bearing walls, roof system for standard loading, roof membrane, roof screen; (ii) sitework improvements consisting of offsite sanitary sewer piping from street main to property line, offsite domestic water and fire service from street mains to property line, full “shell” fire-sprinkler systems; functional interior stairs per plan (concrete-filled metal stair tread pans in unfinished gypsum-board enclosures with no hand rails or finishes); 2-elevator core with one elevator installed and functional (State inspected and signed off); (iii) primary electrical power to pad-mounted transformers adjacent to Building, electrical power to panels within electrical room of Building sufficient to support elevator, emergency interior lighting, utility power and lighting in electrical and elevator equipment rooms; exterior parking lot standards & lighting; interior roof insulation; Building security system; telephone utility conduits from telephone utility vault at the street to electrical room in the Building; gas line stubbed from street to proposed gas meter pad location outside Building proximate to transformer; domestic water stubbed into interior of building; sanitary sewer gut line installed under slab from end stair well to end stair well connected to the exterior service of the Building; storm offsite and onsite storm sewer (for exterior water drainage system), paving and parking areas, striping, sidewalks, parking curbs, gutters, irrigation system and landscaping. The plans for the Shell Improvements are known hereafter as the “Shell Plans”. Notwithstanding anything to the contrary herein, (i) all Shell Improvements provided by Landlord are Landlord’s standard items, and (ii) Landlord shall not be responsible or liable to construct any other improvements, of any type whatsoever, to the shell or to the exterior or interior of said Building and/or Premises.
          B. Interior Improvements: The term “Interior Improvements” shall mean all improvements to be constructed by Tenant and paid for by Tenant as hereinafter set forth, and not included in the Shell Improvements set forth in Paragraph 1B above e.g., by way of example the Interior Improvements shall include and not be limited to, interior and exterior fire protection system to the extent not already existing at or in the shell as of the date of this Agreement; interior domestic water piping and electrical system; heating and air-conditioning system complete including associated roof screen(s), building interior sanitary system, interior water and gas piping systems, processing piping (if any), standard stair handrails, standard ten foot high suspended ceilings, standard ten foot high interior doors with standard door hardware in office areas and areas leading into the general laboratories and ceiling systems and heights, door heights and hardware in laboratories and manufacturing areas specific to and appropriate for their function and typical of a biotech laboratory/manufacturing environment, interior walls and movable or non-movable floor to ceiling partitioning, toilet cores and restrooms, painting, interior carpeting, vinyl floor covering, loading docks (if any), additional utility pads (including all construction elements of subject utility pads, including but not limited to enclosures), all permit and plan fees of any type whatsoever related to the Interior Improvements and Builder’s Risk insurance premiums as related to the Interior Improvements. Notwithstanding the foregoing, the term “Interior Improvement Costs” shall not include real property taxes and assessments accruing prior to the Commencement Date. Such costs are covered in Paragraph 8 (“Tax Increases During Construction Period”) below.
          C. Improvements: The term “Improvements” shall mean the Shell Improvements and the Interior Improvements.
          D. Performance Schedule: The term “Performance Schedule” shall mean the estimated times for commencement and performance of construction obligations contained in Paragraph 2 of this Agreement.
          E. Architect: The term “Architect” shall mean Dowler-Gruman Architects or such other licensed architect selected by Tenant and reasonably approved by Landlord with respect to the Interior Improvements.
          F. Prime Contractor(s): The term “Prime Contractor” shall mean XL Construction, Rudolph & Sletten, DPR or Dome Construction or such other licensed general contractor selected by Tenant and reasonably approved by Landlord with respect to the Interior Improvements.
          G. Substantial Completion: The term “Substantial Completion” (and “Substantially Completed”) shall mean the date when all of the following have occurred with respect to the Interior Improvements in question: (i) the construction of the Interior Improvements in question have been substantially completed in accordance with the approved plans therefore except for “punch list” items which, for purposes of this Construction Agreement, shall mean minor details of the Construction which are incomplete or defective; and (ii) Tenant has executed a certificate or statement representing that such Interior Improvements have been substantially completed in accordance with the plans and specifications therefore except for punch lists items; and (iii) the Building Department of the City of Fremont has completed its final inspection of such Interior Improvements and has “signed off” the building inspection card approving such work as complete except for punch list items.
          H. Lease Commencement Date: The term “Lease Commencement Date” shall mean May 16, 2005. The requirement of Tenant to pay Basic Rent commences six (6) months from the Lease Commencement Date (May 16, 2005).
     2. Performance Schedule: Tenant desire to cause the Interior Improvements to be Substantially Completed by May 15, 2008 or three (3) years following the Lease Commencement Date. Set forth in this Paragraph is a schedule of certain dates relating to Tenant’s and Landlord’s obligations regarding the approval of plans and the construction of the Interior Improvements (the “Performance Schedule”) that must be adhered to in order to achieve Substantial Completion of all Interior Improvements by three (3) years following the Lease Commencement Date. Tenant and Landlord shall be obligated to use commercially reasonable efforts to perform their respective obligations within the time periods set forth in the Performance Schedule and elsewhere in this Agreement. The parties acknowledge that the Performance Schedule is only an estimate of the time needed to complete certain stages of the construction process, and the failure to accomplish any step in the process set forth in the Performance Schedule within the applicable time period shall not constitute a default unless such failure constitutes a breach of the obligation to use reasonable efforts to perform its obligations within the time periods set forth in the Performance Schedule and elsewhere in this Agreement and appropriate notice has been given and any applicable cure period has expired. The Performance Schedule is as follows:

RESPONSIBLE
ACTION ITEMS		DUE DATE	PARTY
A.	Delivery of Shell Plans to Tenant	Tenant acknowledges that said Shell Plans were provided to Tenant prior to the execution of this Agreement.	Landlord

B.	Delivery to Landlord of Preliminary Interior Improvement Plans	As soon as reasonably possible following the Lease Commencement Date	Tenant

C.	Approval of Preliminary Interior Improvement Plans by Landlord	Within 10 days after Landlord receives Preliminary Interior Improvement Plans	Landlord

D.	Delivery of Final Interior Improvement Plans to Landlord	Within 30 days after Landlord approves Preliminary Interior Improvement Plans	Tenant

E.	Approval by Landlord of Final Interior Plans	Within 10 days after Landlord receives Final Interior Plans	Landlord

F.	Submittal of Final Interior Improvement Plans to City for Plan Check/Permit	Within 30 days after Tenant receives Landlord’s approval of the Final Interior Plans	Tenant

G.	Obtain Building Permit for Interior Improvements	As soon as reasonably possible after submittal of Interior Improvement Plans for Permit	Tenant

H.	Deliver Letter of Credit to Landlord as required by Paragraph 4.C (“Letter of Credit Requirement”) below	10 business days prior to commencement of construction of Interior Improvements	Tenant

I.	Commencement of Construction of Interior Improvements	As soon as reasonably possible after receipt of Building Permits for Interior Improvements	Tenant

J.	Substantial Completion of Interior Improvements	May 15, 2008	Tenant
     3. DEVELOPMENT OF PLANS FOR INTERIOR IMPROVEMENTS: Plans for the Interior Improvements shall be developed in accordance with the following:
          A. Development of Preliminary Interior Plans: On or before the due date specified in the Performance Schedule, Tenant shall cause the Architect to prepare and deliver to Landlord for its review and approval preliminary plans for the Interior Improvements (the “Preliminary Interior Plans”). Within ten (10) days of receipt of the Preliminary Interior Plans, Landlord shall either approve such plans in writing or notify Tenant in writing of its specific objections to the Preliminary Interior Plans. Landlord shall not unreasonably withhold its approval to Preliminary Interior Plans. If the Landlord so objects, Tenant shall revise the Preliminary Interior Plans to address such objections in a manner consistent with the parameters for the Interior Improvements set forth in this Construction Agreement and shall resubmit such revised Preliminary Interior Plans as soon as reasonably practicable to Landlord for its approval. It is agreed that Tenant’s Preliminary Interior Improvement plans shall not affect the exterior appearance of the Building, Shell, or the structural integrity of the Building Shell. Landlord understands that Tenant may want, at its sole cost and expense, to incorporate a connecting link between Buildings 5 and 6; a service and utility yard which are specific to and appropriate for biotech laboratory and/or manufacturing facilities (“Other Tenant Improvements”). Provided such Other Tenant Improvements (i) are approved by the governing authorities, (ii) do not adversely affect the structural integrity or the appearance of the Building Shell (it being agreed by Landlord and Tenant that such connecting link between Buildings 5 and 6, whether by a bridge or a building structure which is designed to be structurally and esthetically compatible with Buildings 5 and 6 shall not be deemed to adversely affect the appearance of the Building Shell and shall not be required by Landlord to be removed at the end of the Term of the Lease), and (iii) comply with the covenant, condition, or restriction affecting the subject property, Landlord shall not unreasonably object to said Other Tenant Improvements (which Tenant shall be one hundred percent (100%) responsible and liable for all cost and expense related thereto, including but not limited to the cost and expense of construction, the related fees and permits, the maintenance, repair and replacement of said Other Tenant Improvements).. When the revised Preliminary Interior Plans are resubmitted to Landlord, Landlord shall either approve such plans in writing or notify Tenant of any further objections in writing within five (5) days after receipt thereof. If Landlord has further objections to the revised Preliminary Interior Plans, Landlord and Tenant shall immediately meet and confer and together shall apply the standards set forth in this Construction Agreement to resolve Landlord’s objections and incorporate such resolution into the Preliminary Interior Plans, which process Landlord and Tenant shall cause to be completed within five (5) days after the conclusion of the five (5) day period referred to in the immediately preceding sentence. In resolving Landlord’s objections, the parties agree to act reasonably so as to promptly finalize the Preliminary Interior Plans.

          B. Development of Final Interior Plans: Once the Preliminary Interior Plans have been approved by Landlord and Tenant, Tenant shall cause Architect to complete and submit to Landlord for its approval final plans for the Interior Improvements by the due date specified in the Performance Schedule which are the logical and reasonable development of the Preliminary Interior Plans. Landlord shall approve in writing the final plans for the Interior Improvements or notify Tenant in writing of its specific objections by the due date specified in the Performance Schedule. The final plans so approved by Landlord and Tenant (including all changes made to resolve Landlord’s objections approved by Landlord and Tenant pursuant to the above) are referred to herein as the “Final Interior Plans” and shall be considered Exhibit “B” to the Lease.
          C. Interior Improvement Permit: As soon as the Final Interior Plans have been approved by Landlord and Tenant, Tenant shall apply for a building permit for the Interior Improvements, and shall diligently prosecute to completion pursuant to the Performance Schedule such approval process.
          D. Commencement of Interior Improvements: By the due date specified in the Performance Schedule, Tenant shall commence construction for the Interior Improvements and shall diligently prosecute such construction to completion, using all reasonable efforts to achieve Substantial Completion of the Interior Improvements by the date specified in the Performance Schedule.
     4. CONSTRUCTION OF IMPROVEMENTS: The Improvements to be constructed as part of the Premises in connection with the Lease shall be paid for by the parties as hereinafter set forth in Paragraph 5 and constructed in the following manner:
          A. Construction of Shell Improvements by Landlord: The Shell Improvements have been constructed by Landlord in accordance with the Shell Plans; it being agreed, however, that if the Shell Improvements, as constructed, do not conform exactly to the plans and specifications as set forth in the Shell, and the general appearance, structural integrity, and Tenant’s use and occupancy of the Premises and the time required to construct the Interior Improvements relating thereto are not unreasonably affected by such deviation, it is agreed that the Commencement Date of the Lease, and Tenant’s obligation to pay Rent thereunder, shall not be affected, and Tenant hereby agrees, in such event, to accept the Shell as constructed by Landlord.
          B. Development and Construction of Interior Improvements by Tenant: Within the time period reflected in the Performance Schedule, Tenant shall commence and diligently cause to be completed all plans and specifications for the Interior Improvements and obtain the required permits. Copies of all permits and approvals shall be delivered to Landlord, at no cost to Landlord. Upon obtaining all such permits and approvals, Tenant thereupon shall cause to be constructed the Interior Improvements in accordance with the plans and specifications approved by Landlord. Tenant shall, upon final approval by Landlord of the Interior Improvement Plans, enter into a contract for the construction of the Interior Improvements with the Prime Contractor, and shall provide Landlord with a copy of said contract. Construction of the Interior Improvements shall be completed three (3) years from the Lease Commencement Date, subject to Acts of God, inclement weather, labor strikes, material shortages and other causes beyond Tenant’s reasonable control (collectively “Force Majeure Conditions”); provided that Tenant shall give Landlord written notice of any Force Majeure Conditions within five (5) business days of first experiencing any Force Majeure Condition. Notwithstanding the foregoing or anything to the contrary in the Lease, Basic Rent and other sums due under the Lease shall nevertheless be due and payable on the dates referenced in the Lease regardless of whether or not Tenant has obtained permits and/or started and/or completed construction of the Interior Improvements. All construction shall be done in accordance with all applicable federal, state and local laws, rules and regulations. In the event Tenant fails to complete construction of the Interior Improvements within thirty-six (36) months, subject to any delay due to Force Majeure Conditions, such failure shall constitute a material default by Tenant hereunder, in which event Landlord may, at its option, terminate the Lease upon written notice to Tenant provided Tenant does not complete said construction within six (6) months from the date of said notice, and Landlord shall reserve all rights and remedies thereunder against Tenant for breach of the Lease. Landlord shall cooperate with Tenant in Tenant’s processing of all necessary permits for construction of the Interior Improvements, however, Landlord shall assume no responsibility nor incur any out of pocket costs in connection with Tenant’s processing activities, and Landlord shall not be required to attend any meetings or hearings with the City of Fremont (the “City”) staff or the City Council.
          C. Letter of Credit Requirement: Prior to commencement of construction of the Interior Improvements, Tenant shall deliver to Landlord an irrevocable unconditional letter of credit issued for a period of forty-two (42) months (the “Letter of Credit”) in the total dollar amount reasonably estimated by Tenant to be necessary to construct the Interior Improvements (less the amount of Landlord’s Interior Improvement Allowance) issued by an institutional lender acceptable to Landlord. In the event Tenant and/or Landlord subsequently and reasonably determines that the amount of said Letter of Credit does not cover the cost of the Interior Improvements, Tenant shall increase the Letter of Credit amount accordingly within ten (10) days of receipt of written notice from Landlord if Landlord is the party who discovers the deficiency or within ten (10) days of Tenant’s discovery of such deficiency. The Letter of Credit shall be unconditionally payable upon demand by Landlord, and Landlord shall be entitled to draw upon the Letter of Credit, without proof, for the purpose of completing construction of the Interior Improvements upon ten (10) days’ notice to Tenant, in the event Tenant fails to pay any sums when due under any construction contract for the Interior Improvements or to complete such construction as and when required hereunder or in the event any liens are filed against the Property. Upon delivery to Landlord of evidence of each interim payment by Tenant of its portion of the cost of the construction of the Interior Improvements from time to time during the course of such construction, Tenant shall be entitled to cause a reduction in the face amount of the Letter of Credit by a sum equal to such evidenced payment. Any amount drawn thereon which is not so applied by Landlord shall be returned to Tenant. Upon written request from Tenant, Landlord agrees to release the Letter of Credit to Tenant after the following have been completed by Tenant: (a) completion of the Interior Improvements; (b) Tenant’s delivery to Landlord of proof of payment for all construction costs (including copies of signed checks, the related invoices and unconditional lien releases from the General Contractor and all subcontractors); (c) Tenant’s delivery to Landlord of a recorded Notice of Completion for the Interior Improvements.
          D. Licensed Contractor Requirement: All construction of Interior Improvements in the Premises shall be done by a licensed general contractor approved by Landlord. The terms of the general contract for construction of the Interior Improvements shall be reasonably agreed upon by and between Tenant and such general contractor following consultation by Tenant with Landlord and/or Landlord’s consultant (if Landlord so desires).
          E. Written Notice: Notwithstanding that Landlord has approved plans as aforesaid, neither Tenant, its agents, employees, contractors, or subcontractors, including without limitation engineers and surveyors, shall enter upon the Premises to commence any work of construction or in preparation of construction of the Interior Improvements except upon prior written notice to Landlord, which notice shall be deemed given on the Execution Date.
          F. Construction of Interior Improvements by Tenant: Pursuant to the Performance Schedule in Paragraph 2 above, Tenant shall construct Interior Improvements within the Premises in accordance with plans and specifications to be approved by Landlord. Tenant specifically agrees to build out and finish the entire building and Tenant agrees to construct the Interior Improvements in the offices and corridors based on Landlord’s standards as follows: (i) ten foot ceilings with uniform grid; (ii) USG ultrawall panels (floor to ceiling) for all non-load bearing walls; and (iii) ten foot by three foot single doors and ten foot by six foot double doors, if any, and the doors leading to general lab areas shall also be Landlord’s standard doors. All other finishes shall be subject to Landlord’s reasonable approval. Landlord and Tenant agree, upon the completion of the Interior Improvements, that the “as built” construction plans for the Interior Improvements shall become Exhibit B to the Lease, and become the interior configuration for Tenant’s surrender responsibilities as described in Lease Paragraph 5, “Acceptance and Surrender of Premises” and Tenant shall not be obligated or allowed to remove any Interior Improvements shown on the “as built” construction plans added to the Lease as Exhibit B upon completion of the Interior Improvements, unless such removal is requested by Tenant and approved in writing by Landlord. Tenant hereby warrants to Landlord that all materials shall be new or from Tenant’s currently existing inventory of new materials, and all workmanship used by Tenant in the construction of said Interior Improvements shall be of a quality which is, and shall conform to the standards which are, consistent and compatible with the quality and specifications of Building 6. Upon completion of construction of the Interior Improvements, Tenant shall, at Tenant’s sole cost, deliver (i) three (3) copies of as-built plans on reproducible mylars drawn to a minimum of 1/8” scale and (ii) a complete set of as-built plans on CAD saved on one or more compact disks prepared by a licensed engineer or architect of the Interior Improvements and Tenant shall file or cause to be filed a Notice of Completion in accordance with all applicable laws, a copy of which shall be delivered to Landlord within five days of said filing. Such as-built plans shall certify that all Interior Improvements have been constructed substantially in accordance with such plans.
Landlord’s approval of such Interior Improvements shall not be construed as approval of any construction detail with respect to conformance to any applicable City or governmental ordinance or code, and by approving such Interior Improvements, Landlord assumes no liability or responsibility therefor, or for any defect in any Interior Improvements constructed by Tenant.
Tenant shall be liable and shall fully and completely indemnify and hold Landlord harmless from any cost, expense, claim, damage, obligation or liability of any kind or nature whatsoever (including Landlord’s attorneys’ fees) which occurs as a result of, in connection with, or in any way relating to said Interior Improvements within the Leased Premises as set forth herein, including, but not limited to faulty workmanship and loss, damage, injury or death related to the construction of the Interior Improvements, during the course of construction and continuing during the Term of the Lease. In the event of any claim assessed which is covered by the foregoing indemnity, Tenant shall defend Landlord with legal counsel reasonably acceptable to Landlord. Tenant shall, at Tenant’s sole cost and expense, obtain all necessary permits required to construct and complete said Interior Improvements, and shall comply with all applicable City or Governmental codes and ordinances in relation to said Interior Improvements.
It is agreed that in the event Tenant does not complete the construction of the approved Interior Improvements as required herein, said Lease is terminated early as a result thereof, Tenant shall, at its sole cost and expense, upon receipt of written notice by Landlord, immediately remove any and/or all Interior Improvements (as requested to be removed by Landlord) made by Tenant and return the Premises to the condition that existed prior to the installation and/or construction of said Interior Improvements made by Tenant. In the event Tenant does not immediately and timely comply with said request for removal and restoration, it is hereby agreed that Landlord may have any and/or all of said Interior Improvements removed and the Premises restored to its Shell condition at the sole cost and expense of Tenant and with no liability to Landlord.
Tenant hereby assigns to Landlord, effective upon the later of (i) the Lease Commencement Date, or (ii) the date said plans are approved, all of its interest in and to the plans and specifications prepared for the Interior Improvements, all studies, data and drawings with respect thereto (excluding any confidential programming) prepared by or for Tenant, and the contracts and agreements relating to such plans and specifications or studies, data and drawings, or to the construction of the Interior Improvements, including but not limited to the general contract therefor, but Landlord shall not have any obligation under those contracts or agreements unless Landlord expressly agrees to assume such obligation in writing. Following said assignment, Landlord shall not have the right to exercise any rights of Tenant under those contracts and agreements or with respect to such plans, specifications, studies, data and drawings except (a) in the event of an uncured monetary default or material non-monetary default by Tenant or (b) upon the termination of said Lease.
All of the terms of the Lease shall apply to any entry by Tenant pursuant to this Paragraph 4F (including provisions of the Lease regarding indemnification and insurance) with the exceptions related to the payment of monthly Basic Rent and Additional Rent (except as otherwise noted in said Lease or this Construction Agreement). Any entry or construction work by Tenant and its agents in the Premises pursuant to Paragraphs 4.B and 4.F shall be undertaken at Tenant’s sole risk. Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, damage, liability, expense (including reasonable attorneys fees), claim or demand of whatsoever character direct or consequential, including, but without limiting thereby the generality of the foregoing, injury to or death of persons and damage to or loss of property arising out of the exercise by Tenant of any early entry right granted hereunder. The obligations of Tenant contained in this Paragraph 4.F shall survive the expiration of this Construction Agreement.
          G. Interior Improvements Part of the Premises: All Interior Improvements to the real property shall become and remain a part of the Premises upon installation or construction and shall be the property of Landlord. Tenant shall have only a leasehold interest therein, subject to all of the terms and conditions of the Lease; however, all improvements to the Premises paid for directly by Tenant shall remain the property of Tenant during the Lease Term, for accounting purposes only, and Tenant shall have the right to depreciate the same and claim and collect investment tax credits and all other tax savings with respect to such improvements. None of the Interior Improvements shall be encumbered, transferred, removed or materially altered, except as otherwise provided in the Lease. Provided Tenant is not in default hereunder, Landlord shall within ten (10) business days of receipt of Tenant’s written request to Landlord to provide a waiver agreement for Tenant’s leased and/or financed trade fixtures, equipment and other personal property within the Premises (which request shall include a detailed itemization of said leased and/or financed items to be referenced under said waiver). Landlord shall, after its review and approval of said list, submit Landlord’s standard form waiver agreement (“Waiver Agreement”) to Tenant and the respective third party for their execution. Upon receipt of the fully executed Waiver Agreement, Landlord shall execute and return Landlord’s Waiver Agreement to Tenant as soon as possible thereafter.
          H. Liens and Claims: During the construction of the Interior Improvements and the installation of Tenant’s trade fixtures, Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant. In the event that Tenant shall not, within twenty (20) days following notice of the imposition of any such lien, cause the same to be released of record. Tenant may bond such lien with a bond in accordance with applicable California law to pay off said lien(s). In the event Tenant does not remove said lien as provided herein, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by Landlord in connection therewith, shall be payable to Landlord by Tenant within five (5) business days after demand with interest at the highest interest rate allowable by law or Landlord may at its option, draw or make a demand under the Security Deposit and/or Letter of Credit to pay said Lien and have said Lien removed. Notwithstanding the foregoing, Tenant shall have the right to contest any lien so filed, however, Tenant must have said lien removed by a bond as described above or otherwise removed from the Premises within twenty (20) days as referenced above.
          I. Inspection Following Completion of Interior Improvements: As soon as the Interior Improvements are Substantially Completed (as that term is defined herein), Landlord (or Landlord’s representative) and Tenant shall conduct a joint walk-through of the Premises, and inspect such Interior Improvements, using their best efforts to discover all incomplete or defective construction related thereto. After such inspection has been completed, Landlord or its representative shall prepare, and both parties shall sign, a list of all “punch list” items which the parties agree are to be corrected by Tenant. Tenant shall use reasonable efforts to complete and/or repair such “punch list” items within thirty (30) days after executing such list.
     5. PAYMENT OF CONSTRUCTION COSTS:
          A. Shell Improvements: Landlord has furnished the Shell Improvements existing as of the date of this Agreement at its cost. In the event any additional cost related to the Shell Improvements are necessary as a result of the Tenant’s Interior Improvements, said costs shall be paid one hundred percent (100%) by Tenant.
          B. Landlord’s Interior Improvements Allowance: Landlord agrees to furnish Tenant with an Interior Improvement allowance of One Hundred Twenty and no/100 Dollars ($120.00) per square foot of gross leasable area within the building (e.g., $13,174,320.00 based on the 109,786+ square foot Building and not on the total Building size of 111,465 ± square feet) (hereinafter referred to as the “Interior Improvement Allowance”). In addition to the Interior Improvement Allowance, Landlord agrees to reimburse Tenant for fifty percent (50%) of Tenant’s out of pocket cost, up to a maximum of an aggregate total amount of $50,000 for both Buildings 5 and 6, for any costs incurred by Tenant which are necessary to remediate problems in the slab floor of the Premises caused by moisture and cracking in excess of what would be expected for a building in the Ardenwood area. The excess moisture and excess cracking, if any, shall reasonably be determined by a third party professional by making moisture vapor tests and by taking floor core samples from the first floor of the Premises. The parties hereto understand and agree, that said reimbursement shall not include any cost Tenant may incur for testing or samples or for any cost other than the cost to correct the excessive moisture and excessive cracking of said floor as reflected in the results from the aforementioned tests (which cost to correct excludes normal cement floor cracking and normal moisture vapor for buildings in the Ardenwood area). Said test shall be performed as soon as reasonably possible under Tenant‘s direction and a report shall be delivered to both parties within thirty (30) days of the execution of this Lease. Landlord shall reimburse Tenant for its share as referenced above within thirty (30) days of receipt of proof of payment from Tenant and an unconditional signed lien release. Notwithstanding anything to the contrary herein, Landlord shall not provide an allowance on the Building Connector. The Interior Improvement Allowance shall be considered Landlord’s total monetary contribution with respect to the Interior Improvements, which allowance shall be used for the payment of the direct cost of constructing the approved Interior Improvements. Tenant is obligated to pay directly all costs for permits, license, and fees of any type, builder’s risk insurance, real property taxes (as referenced in Paragraph 8 (“Tax Increases During Construction Period”) and for its furniture, lab equipment, personal property, trade fixtures, and the Building Connector (collectively “Non-Interior Improvement Items”) The parties agree that none of Landlord’s Interior Improvement Allowance shall be used for Non-Interior Improvement Items. Notwithstanding anything to the contrary herein, the Interior Improvement Allowance shall be used only for real property improvements.
          C. Liability for Interior Improvement Costs Above Landlord’s Interior Improvement Allowance: It is further agreed that Tenant shall be responsible for and pay one hundred percent (100%) of the interior improvement costs relating to the Interior Improvements in excess of those that are paid for with the Interior Improvement Allowance (collectively “Interior Improvement Costs”). In addition, Tenant shall be responsible for and pay any additional construction costs and expenses related to modification of the Shell Improvements occasioned by changes or modifications, if any, to the existing shell that are necessary to accommodate the approved Interior Improvements, including, but not limited to the Other Tenant Improvements.
          D. Manner of Reimbursement to Tenant: If the total Interior Improvement Costs exceeds the Interior Improvement Allowance, Tenant shall pay one hundred percent (100%) of each progress payment due to the contractor constructing the Interior Improvements, and submit to Landlord a request for reimbursement which bears the same relationship to the total amount of the progress payment in question as the amount Landlord is obligated to pay for the cost of constructing the Interior Improvements. For purposes of illustration only, if the total Interior Improvement cost (excluding the Non-Interior Improvement Items) of constructing the Interior Improvements is estimated to be $30,000,000.00 then Tenant’s share thereof would be $16,825,680.00 (the excess over Landlord’s total Interior Improvement Allowance of $13,174,320.00 assuming the area of the building is 109,786+ square feet), or 56.09% of the total Interior Improvements Cost. If the first progress payment due the contractor is $100,000.00 then Tenant’s share of such progress payment would be $56,090.00 (or 56.09% of such progress payment), and Tenant would submit a request to Landlord for reimbursement of 43.91% of such progress payment, or $43,910.00. With each request for reimbursement, Tenant shall provide Landlord with a copy of the related invoice(s), copies of the paid check(s) representing payment of said invoice(s) and copies of conditional lien releases signed by the general contractor in charge of the Interior Improvements. Landlord shall pay within fifteen (15) business days of receipt of all the required documents its prorata share of said payment. For each succeeding progress payment, Tenant would likewise be obligated for 56.09% thereof, with the exception that Landlord, at its option, may retain (i) a pro rata share of the final ten percent (10%) of the Interior Improvement contract until 62 days after recordation of a Notice of Completion on the Premises for which Tenant is responsible for having recorded, and (ii) if applicable, the amount of one hundred fifty percent (150%) of the claim secured by any lien which may, notwithstanding the conditional lien releases signed by such general contractor, have been filed against the Premises. If Tenant fails to pay any amount when due, then Landlord may after five (5) days written notice (but without the obligation to do so) draw on the Letter of Credit or the Security Deposit and advance such funds on Tenant’s behalf, and Tenant shall be obligated to restore the Letter of Credit to its original amount and reimburse Landlord for all costs incurred by Landlord in advancing such funds.
          E. Construction Contract for Interior Improvements: The Interior Improvements shall be constructed, in conformance (except as provided above) with the Final Interior Plans approved by Landlord and Tenant and Tenant shall within a reasonable period thereafter enter into a contract with the Prime Contractor to construct said Interior Improvements. A copy of said executed contract shall be provided to Landlord immediately thereafter.
     6. CHANGES, MODIFICATIONS, OR ADDITIONS TO THE PLANS, SPECIFICATIONS AND/OR PREMISES: Once the Final Interior Plans have been finally approved by Landlord and Tenant, then thereafter Tenant shall not have the right to order extra work or change orders (except for de minimis changes which will not materially or substantially impact or affect Tenant’s use of the Premises) with respect to the construction of the Interior Improvements without the prior written consent of Landlord, which consent shall not be unreasonably withheld. All extra work or change orders requested by Tenant shall be made in writing, shall specify the amount of delay or the time saved resulting therefrom, and shall become effective and a part of the approved plans once approved in writing by both parties.
     7. DELIVERY OF DOCUMENTS: Tenant shall, within thirty (30) days after issuance, deliver to Landlord any temporary or permanent certificate of occupancy issued by the City of Fremont with respect to any of the Interior Improvements. Notwithstanding anything to the contrary, Tenant shall diligently pursue obtaining any and all such certificates of occupancy.
     8. TAX INCREASES DURING CONSTRUCTION PERIOD: Notwithstanding anything to the contrary in this agreement, in the event prior to the Commencement Date there is an interim or supplemental reassessment of the Premises based upon the added value of the Interior Improvements, then upon the Lease Commencement Date, Tenant shall pay to Landlord, within thirty (30) days prior to the due date reflected on the related tax statement received from the tax assessor for Alameda County, any interim or supplemental taxes (but no penalties or interest in connection therewith unless Tenant fails to pay said amounts due by the respective dates referenced above) that have been levied against the Premises and are attributable to the added value of the Interior Improvements during the period prior to the Lease Commencement Date and any such supplemental taxes that may be levied against the Premises thereafter.
     9. AUTHORITY TO EXECUTE. The parties executing this Agreement hereby warrant and represent that they are properly authorized to execute this Agreement and that the individuals executing this Agreement are authorized to bind the parties to all of the terms, covenants and conditions of this Agreement.
     10. CHOICE OF LAW/VENUE; SEVERABILITY. This Agreement shall in all respects be governed by and construed in accordance with the laws of the County of Santa Clara in the State of California and each party specifically stipulates to venue in Santa Clara County. If any provisions of this Agreement shall be invalid, unenforceable, or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

(SIGNATURES ON FOLLOWING PAGE)
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year last written below.

LANDLORD:	TENANT:

JOHN ARRILLAGA SURVIVOR’S TRUST	GENITOPE CORPORATION
a Delaware corporation

By	By

John Arrillaga, Trustee	Dan W. Denney, Jr., Ph.D., CEO

Date:	Date:

RICHARD T. PEERY SEPARATE	By

PROPERTY TRUST	John Vuko, Chief Financial Officer

By	Date:

Richard T. Peery, Trustee

Date:

EXHIBIT D TO LEASE AGREEMENT DATED MAY 16, 2005
BETWEEN THE JOHN ARRILLAGA SURVIVOR’S TRUST AND
THE RICHARD T. PEERY SEPARATE PROPERTY TRUST, AS LANDLORD,
AND GENITOPE CORPORATION, AS TENANT
HAZARDOUS MATERIALS REPORTS
PROVIDED TO TENANT
1)	Preliminary Environmental Assessment and Soil Testing for Ardenwood Corporate Commons: prepared for Bedford Properties on August 10, 1988 by Kaldveer Associates;
2)	Preliminary Environmental Assessment and Soil Testing for Ardenwood Corporate Commons Lots 1 through 27: prepared for Bedford Properties on June 13, 1989 by Kaldveer Associates;
3)	Phase I Site Assessment for Ardenwood Corporate Commons: prepared for Bedford Properties in July 1991 by Mittelhauser Corporation.